                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10


                                AMENDMENT NO. 2

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      MACKENZIE INVESTMENT MANAGEMENT INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                     DELAWARE                                      59-2522153
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR     (I.R.S. EMPLOYER IDENTIFICATION NO.)
                   ORGANIZATION)
       700 SOUTH FEDERAL HIGHWAY, SUITE 300
                  BOCA RATON, FL                                     33432
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (561) 393-8900

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

      TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
      TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
-------------------------------------        ----------------------------------
            NONE                                            N/A

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                                (TITLE OF CLASS)

ITEM 1.  DESCRIPTION OF BUSINESS

General Development of Business

         Mackenzie Investment Management Inc. ("MIMI") was incorporated under the laws of the State of Delaware by certificate of incorporation dated April 17, 1985. MIMI is a majority owned subsidiary of Mackenzie Financial Corporation ("MFC"), a Toronto-based investment counsel and mutual fund management company.

         MIMI provides, through various subsidiaries, investment management, marketing, distribution, transfer agency and other administrative services to the Ivy Fund Trust ("Ivy Fund") and beginning in July 1999, to the Mackenzie Solutions Trust ("Mackenzie Solutions"), both of which are U.S. open-end investment companies, registered under the Investment Company Act of 1940, as amended (the "40 Act"), consisting of nineteen and five separate portfolios, respectively, as of September 1999. Since its inception, MIMI has also provided portfolio management and related services to various separate portfolios of Mackenzie Series Trust (September 1985 through September 1997), and The Mackenzie Funds Inc. (November 1987 through April 1995), each an open-end investment company.

         Ivy Management, Inc. ("IMI"), a Securities and Exchange Commission ("SEC") registered investment advisor and a wholly owned subsidiary of MIMI, provides investment advisory services to Ivy Fund and Mackenzie Solutions and provides sub-advisory services to nine Universal mutual funds sold only in Canada and managed by MFC (the "Canadian Funds"). In addition, IMI separately manages accounts which consist of international equity accounts for an investment partnership and a private foundation formed under Internal Revenue Code Section 501(c).

         The following table provides a summary of assets under management and associated revenues. The U.S. mutual funds consist of international equity funds, domestic equity funds, taxable fixed income funds and the Ivy Money Market Fund. The Canadian Funds consist of the Universal Funds sold only in Canada. As of September 30, 1999, assets under management, including U.S. mutual funds and Canadian funds, totaled $5,217,830,303.

                                                                          For the year ended March 31,

Assets under management                               1999            1998            1997             1996             1995
                                                   ----------      ----------      ----------      ----------      ----------
                                                                                  (in thousands)
Assets under management

U.S. mutual funds(1)                               $3,330,892      $3,917,952      $2,844,544      $1,576,687      $1,125,631
Canadian Funds                                      1,437,379       1,328,136         962,269         599,920         296,978
                                                   ----------      ----------      ----------      ----------      ----------
   Total assets under management                   $4,768,271      $5,246,088      $3,806,813      $2,176,607      $1,422,609
                                                   ----------      ----------      ----------      ----------      ----------


                                                                          For the year ended March 31,

Revenues                                             1999            1998            1997             1996             1995
                                                   ----------      ----------      ----------      ----------      ----------
                                                                                  (in thousands)
Management fees                                      $ 33,813        $ 33,223        $ 18,326         $11,125         $ 8,643
Sub-advisory fees from Canadian                         5,994           5,556           3,954           2,114           1,077
  Funds
12b-1 Service and Distribution fees                    14,676          14,650           7,096           2,791           2,185
Transfer Agent fees                                     3,019           3,013           3,021           2,446           1,914
Administrative and Other Fee Income                     7,318           6,583           4,000           2,665           2,331
Other income                                            1,436           2,071             746             696              97
                                                   ----------      ----------      ----------      ----------      ----------
   Total revenues                                    $ 66,256        $ 65,096        $ 37,143         $21,837         $16,247
                                                   ----------      ----------      ----------      ----------      ----------
Net Income                                           $  8,549        $  9,526        $  7,291         $ 2,053         $    12
Per Common Share:
  Net income -- basic                                $   0.45        $   0.51        $   0.44         $  0.13         $  0.00
  Net income -- diluted                              $   0.44        $   0.49        $   0.43         $  0.13         $  0.00


(1) Includes separately managed accounts which represented less than 1% of assets under management.


         In December 1996, MIMI completed an underwritten public offering of 1,000,000 shares of its common stock, on the Toronto Stock Exchange ("TSE"), at a public offering price of $6.25 ($Cdn. 8.50) per share, pre-stock split, as described below (the "Offering"). The net proceeds from the offering of approximately $5.3 million were used to finance MIMI's growth, which included the funding of deferred selling commissions paid to broker-dealers on the sale of Class B and Class C shares of the Ivy Funds. See "Introduction of Multi-Class Share Structure" under "Narrative Description of Business."

         In July 1997, the Board of Directors of MIMI approved a 2-for-1 stock split of the common shares of MIMI. This stock split was effected by declaring a stock dividend of one additional common share for each common share of MIMI issued and outstanding on the dividend record date of August 25, 1997. All references in this document referring to shares and per share amounts have been adjusted retroactively to reflect the 2-for-1 stock split.

         In June 1998, MIMI entered into a normal course issuer bid, which was approved by the TSE, to purchase up to 945,000 shares of its common stock. The bid commenced on June 10, 1998 and terminated on June 9, 1999. During this period, MIMI purchased 400,800 shares of its common stock at the prevailing market price at the time of acquisition. MIMI has filed notice of intention to make a normal course issuer bid with the TSE for another year, whereby it will be permitted to purchase up to 941,610 shares of its common stock through July 2000. MIMI believes that its common stock is undervalued at current market prices based on its earnings and that the repurchase of the common stock is an appropriate use of corporate funds and should benefit shareholders.

         In September 1998, the shareholders of MIMI approved, at its annual meeting, an amendment to its Certificate of Incorporation to increase the number of authorized common shares from 30 million to 100 million. The additional authorized common shares will benefit MIMI by providing the Board of Directors the flexibility to respond to business needs and opportunities as they arise, and for other corporate purposes.

         In the last five years, MIMI has positioned itself as a niche company offering mutual funds with an emphasis on international and emerging growth investing. MIMI intends to concentrate its marketing efforts on the sale of mutual funds which specialize in the international and emerging growth areas.

         When used in this document, the following terms generally apply unless otherwise noted:

         the "Canadian Funds"      the Canadian Funds sold only in Canada and
                                   sub-advised by IMI.

         the "Company"             MIMI and its consolidated subsidiaries

         the "Funds"               the separate portfolios of Ivy Fund and the
                                   separate portfolios of

         the "Ivy Funds"           the separate portfolios of Ivy Fund,
                                   collectively

         the "Solutions Funds"     the five separate portfolios of Mackenzie
                                   Solutions that participate in the
                                   International Solutions asset allocation program, collectively

MIMI is an SEC-registered investment advisor and conducts business through three Boca Raton, Florida based, wholly-owned subsidiaries as follows:

                  Ivy Management, Inc. was incorporated under the laws of the Commonwealth of Massachusetts and is registered with the SEC under the Investment Advisers Act of 1940. IMI has exclusive management agreements pursuant to which it manages Ivy Fund and Mackenzie Solutions.

                  Ivy Mackenzie Distributors, Inc. ("IMDI") was incorporated under the laws of the State of Florida and is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "34 Act"). IMDI is a member of the National Association of Securities Dealers ("NASD"). Under terms of exclusive underwriting agreements with Ivy Fund and Mackenzie Solutions, IMDI is entitled to sell the shares of the Funds. In this capacity, IMDI distributes shares of the Funds through broker-dealers, financial planners and registered investment advisers, and to institutional investors, such as retirement plans.

                  Ivy Mackenzie Services Corporation ("IMSC") was incorporated under the laws of the State of Florida and is registered as a transfer agent with the SEC under the 34 Act. IMSC, under transfer agency and shareholder services agreements with Ivy Fund and Mackenzie Solutions, serves as transfer agent and dividend paying agent for the Funds and provides certain shareholder and shareholder-related services as requested by the Funds.

         The Company's revenues are generated principally from on-going management fees and sub-advisory fees calculated as a percentage of average daily net assets under management, and from fees related to services performed for Ivy Fund and Mackenzie Solutions under various contracts for administrative, transfer agent, investment advisory, distribution and fund accounting services. The level of assets under management is affected by gross sales, redemptions and changes in the market value of the Funds' portfolios of investments. Gross sales and redemptions are a function of a number of factors including relative performance and prevailing market conditions. As the level of assets under management fluctuates so does management fee revenue. Mutual fund managers generally experience higher levels of sales during and after a period of above-average fund and market performance and higher levels of redemptions during and after a period of below-average fund and market performance. While an increase in assets under management will most likely increase transfer agent fees, these fees are more directly related to the number of shareholder accounts in the Funds.

         IMI seeks to achieve a variety of investment objectives on behalf of the Funds, including capital appreciation, income, and growth and income. In seeking to achieve such objectives, each Fund's portfolio reflects different investment strategies. Funds that seek capital appreciation invest primarily in equity securities in a wide variety of international and U.S. markets; some seek broad national market exposure, while others focus on narrower sectors such as precious metals, emerging and technologies. Funds seeking income focus on taxable money market instruments, fixed-income debt securities of corporations and of the U.S. government and its agencies and instrumentalities such as the Government National Mortgage Association, the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Still others focus on investments in particular countries and regions. A majority of the assets managed are equity-oriented.

         IMI's investment style generally favors minimizing risk rather than attempting to achieve a top performance ranking over a given period. Management believes that, over the long term, consistent performance that is average to above average best serves Fund shareholders and is most conducive to developing loyal investors and repeat business from Fund distributors. The chart below shows assets under management and revenues by broad investment objective.


                                                          As of March 31,
Assets under management
(in thousands)               1999            1998             1997           1996            1995
                          ----------      ----------      ----------      ----------      ----------
Fixed Income              $  612,655      $  528,710      $  385,545      $  248,814      $  139,441
International Equity       3,416,113       3,863,332       2,592,820       1,080,365         549,244
Money Market                  28,435          23,529          22,345          19,396          26,373
Tax Exempt Municipal               0               0         144,860         186,468         250,143
U.S. Equity                  711,068         830,517         661,243         641,564         457,408
                          ----------      ----------      ----------      ----------      ----------
  Total assets under
    management            $4,768,271      $5,246,088      $3,806,813      $2,176,607      $1,422,609
                          ----------      ----------      ----------      ----------      ----------



                                                     For the year ended March 31,

                                                          As of March 31,
Revenues (in thousands)      1999            1998             1997           1996            1995
                          ----------      ----------      ----------      ----------      ----------
Fixed Income              $    4,377      $    3,332      $    2,556      $    2,014      $    1,125
International Equity          51,444          49,816          23,775           9,863           5,542
Money Market                     243             197             201             248             917
Tax Exempt Municipal               0             600           1,774           2,396           2,931
U.S. Equity                    8,757           9,080           8,091           6,620           5,635
Other                          1,435           2,071             746             696              97
                          ----------      ----------      ----------      ----------      ----------
  Total revenues             $66,256         $65,096         $37,143         $21,837         $16,247
                          ----------      ----------      ----------      ----------      ----------



         Shares of the Funds are generally sold at their respective net asset value per share plus a sales charge, which varies depending on the type of Fund and the amount purchased. Exceptions from sales charges are made for purchases of the Ivy Money Market Fund. The Company has implemented a multi-class structure in response to increasing competition from mutual fund managers offering funds without a front-end sales charge. All Funds offer Class A, Class B and Class C shares and all Funds other than Ivy Money Market Fund and Ivy International Fund offer Advisor Class shares. Eight of the nineteen Ivy Funds and all of the Solutions Funds also offer Class I shares. Some classes are specifically designed for institutional investors. See "Introduction of Multi-Class Share Structure" under "Narrative Description of Business." In accordance with certain terms and conditions described in the Prospectus for such Funds, certain investors are allowed to purchase shares at net asset value or at a reduced sales charge. Investors may generally exchange their shares of a Fund at net asset value for shares within the same class of another Fund within the same trust without the payment of additional sales charges.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

All of the operations of the Company are carried on within a single operating segment.


NARRATIVE DESCRIPTION OF BUSINESS


INVESTMENT MANAGEMENT AND ADVISORY SERVICES

         The Company, through its various subsidiaries described above, provides investment management, marketing, distribution, transfer agency, accounting and other administrative services to Ivy Fund and Mackenzie Solutions, as well as sub-advisory services to the Canadian Funds. Such services are provided pursuant to various written agreements.

         The investment management agreements for the Funds continue in effect, after an initial two year period, for successive annual periods, providing the continuance is specifically approved at least annually by a majority of votes cast in person at a meeting of such Funds' Boards of Trustees called for that purpose, or by a vote of the holders of a majority of the Funds' outstanding voting securities. In either event, the continuance must be approved by a majority of the Funds' trustees who are not parties to the agreement or interested persons of the Funds or the Company, within the meaning of the 40 Act. The investment management agreements may be terminated upon 60 days' written notice by a vote of the majority of the outstanding voting securities of the affected Fund, by a vote of a majority of the Board of Trustees, or by IMI. If there were to be a termination of a significant number of the investment management agreements between Ivy Fund and/or Mackenzie Solutions and IMI, such termination would have a material adverse impact upon the Company. To date, no agreements of the Company with the Funds have been involuntarily terminated.

         As the manager of the Funds, IMI is responsible for monitoring the services provided by third parties, supplying the Funds with office space and administrative and clerical personnel, supervising the maintenance of books and records, assisting in the preparation of tax and other governmental returns and reports and responding to appropriate inquiries from persons such as transfer agents and fund accounting personnel. The Company pays the salaries of personnel who serve as officers of the Company, including the President and such other administrative personnel as are necessary to conduct the Funds' day-to-day business operations. The Funds generally pay their own expenses, such as legal and auditing fees, shareholder reporting and board and shareholder meeting costs, SEC and state registration fees and similar expenses. Generally, the Ffunds pay IMI a management fee based upon a Fund's average daily net assets.

         IMI acts as advisor to all Funds other than Ivy Global Natural Resources Fund and also acts as sub-advisor to the nine Canadian Funds. IMI has retained Northern Cross Investments Limited (Northern Cross) to act as sub-advisor to Ivy International Fund ("IIF") and Henderson Investment Management Limited ("Henderson") to act as sub-advisor to 50% of the portfolio of Ivy International Small Companies Fund. IMI has also retained Henderson to act as sub-advisor to Ivy European Opportunities Fund. MFC acts as sub-advisor to Ivy Global Natural Resources Fund.

         IMI (i) determines, with respect to the Funds it advises, which investments the Funds will make and which investments will be sold; (ii) prepares investment performance reports for the appropriate Trustees of the Funds; and (iii) complies with information requirements from the Trustees of the Funds with regard to such matters and filings made with the SEC and state securities commissions. In its capacity as investment advisor, IMI performs fundamental research and valuation analysis, industry and company research, and company visits and inspections, and utilizes such sources as company public records and activities, management interviews, company prepared information, and other publicly available information, as well as analyses of suppliers, customers and competitors. Fixed-income research includes economic analysis, credit analysis and value analysis. The economic analysis includes an evaluation of certain macro economic variables such as inflation, employment levels, and industrial production and capacity utilization. Credit analysis researches the creditworthiness of debt issuers and their individual short-term and long-term debt issues. Yield spread differential analysis reviews the relative value of market sectors that represent buying and selling opportunities.

         The Funds pay management fees to IMI ranging from 0.25% to 1.00% per annum of a Fund's average daily net assets. IMI receives a sub-advisory fee from MFC equal to 0.50% per annum of the first $50 million of the average daily net assets of each of the Canadian Funds, calculated daily on each day the TSE is open for trading, except for the Universal World Science and Technology Fund and Universal Select Managers Fund, with respect to which IMI receives a sub-advisory fee of 0.50% per annum of 40% of each respective fund's average daily net assets. Assets of the Canadian Funds in excess of $50 million per fund are added to a pool of funds with the following rates: 0.50% of the first $1.3 billion of consolidated assets in excess of the 0.50% paid on the first $50 million in each fund; 0.35% on the excess of the consolidated assets of $1.3 billion up to $3.0 billion; 0.25% on the excess of the consolidated assets from $3.0 billion up to $5.0 billion; 0.20% on the excess of the consolidated assets from $5.0 billion up to $10.0 billion; and 0.15% on consolidated assets above $10.0 billion.

         Under the Funds' management agreements, IMI pays all expenses incurred by it in rendering management and advisory services to the Funds. See the table of funds and investment objectives, which contains information on management and sub-advisory fees paid to IMI in "The Products."

         The Funds bear their own operating expenses. However, IMI limits certain Ivy Funds' total operating expenses (excluding 12b-1 Service and Distribution Fees and taxes) to annual rates ranging from 0.85% to 1.95% of each such Ivy Fund's average daily net assets, depending upon the size of the Ivy Fund. These contractual expense limitations are determined annually and are disclosed in the affected Funds' Prospectuses.

         The five separate portfolios of Mackenzie Solutions participate in an asset allocation program known as "International Solutions". The Solutions Funds enable investors to tailor their exposure to different investment techniques in the international securities markets and related risk by investing primarily in the shares of other mutual funds that in turn invest in a broad range of foreign securities. Each Solutions Fund invests in eight to fifteen underlying funds whose combined investment strategies and techniques are consistent with the Solutions Fund's investment objective. These underlying funds are Ivy Funds and other non-affiliated funds. Each underlying fund in turn invests in a wide range of foreign securities. As a result, an investment in a Solutions Fund is effectively diversified over a large number of different foreign issuers.

         MIMI has retained Garmaise Investment Technologies ("GIT") to provide asset allocation consulting services to the Solutions Funds. GIT uses a proprietary computer-based method of portfolio selection known as "Optimization." GIT's responsibilities include selecting the underlying funds that comprise each Solutions Fund portfolio and determining when changing the relative mix of underlying funds within a Solutions Fund portfolio may be appropriate in light of prevailing market conditions. The underlying fund selection process includes evaluation of a long-term return forecasts; a risk estimation; a measure of the relative diversification potential; and a cross-checking analysis to ensure all resulting portfolios conform to professional standards of asset class and geographic diversification. For these services, MIMI pays GIT an annual fee of $50,000.

         Each manager of an underlying fund, other than the Ivy Funds, participating in the International Solutions asset allocation program pays IMI a fee of up to 0.25% of the average daily value of the shares of the underlying fund held by a Solutions Fund. Such payments are used by IMI on behalf of and at the direction of the underlying funds to reduce the expenses of the Solutions Funds. In addition, IMI voluntarily limits the Solutions Funds' total operating expenses (excluding 12b-1 Service and Distribution Fees and taxes) to annual rates ranging from 0.08% to 0.39% of each Solutions Fund's average daily net assets. The voluntary expense limitations are designed to limit the combined operating expenses of the underlying funds and Solutions Funds collectively to an overall expense ratio of 1.99% for Class A shares. These voluntary expense limitations may be terminated at any time.

THE PRODUCTS

         The Company's groups of Funds currently consist of nineteen separate portfolios of Ivy Fund and five separate portfolios of Mackenzie Solutions. The business affairs of Ivy Fund and Mackenzie Solutions are managed by separate Boards of Trustees, and the day to day administration of each is carried out by the Company. Management of a Fund's portfolio is the responsibility of its portfolio manager. Some Funds may be managed under a team approach. The table below outlines information related to each fund's portfolio management, net asset value and management fees.

---------------------------------------------------------------------------------------------------------------------------
                                                                          Net Assets
                                                                             as of        Management Fee
         Name of Fund                    Investment Objective           March 31, 1999      (% of Fund           Year
      (Portfolio Manager)                                              (In Millions of    Average Daily       Introduced
                                                                           Dollars)        Net Assets)
---------------------------------------------------------------------------------------------------------------------------
                                               INTERNATIONAL EQUITY FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                  Long-term capital growth by
Ivy European Opportunities Fund   investing in the securities                 *               1.00(1)           1999
(Henderson)                       markets of Europe.
---------------------------------------------------------------------------------------------------------------------------
Ivy Global Fund
(IMI's International Equity       Long-term capital growth.                                    1.00             1991
Team)                                                                        20.5
---------------------------------------------------------------------------------------------------------------------------
Ivy Global Natural
Resources Fund                    Long-term growth.                          3.1(2)           1.00(3)           1997
(Frederick Sturm, MFC)
---------------------------------------------------------------------------------------------------------------------------
Ivy Global Science & Technology
Fund                              Long-term capital growth.                  37.1              1.00             1996
(IMI's Global Technology Team)
---------------------------------------------------------------------------------------------------------------------------
Ivy International Fund
(Northern Cross -                 Long-term capital growth.                2,377.3            1.00(4)           1986
Hakan Castegren)
---------------------------------------------------------------------------------------------------------------------------
Ivy International Fund II         Long-term capital growth.                 141.3              1.00             1997
(Barbara Trebbi)
---------------------------------------------------------------------------------------------------------------------------
Ivy International Small
Companies Fund
(Co-managed by Henderson and      Long-term growth.                          2.7              1.00(5)           1997
IMI's International Equity Team)
---------------------------------------------------------------------------------------------------------------------------
Ivy Pan Europe Fund
(IMI's International Equity       Long-term capital growth.                  6.0               1.00             1997
Team)
---------------------------------------------------------------------------------------------------------------------------
                                                   U.S. EQUITY FUNDS
---------------------------------------------------------------------------------------------------------------------------
Ivy Growth Fund
(Co-managed by James W.
Broadfoot, Barbara Trebbi, and   Long-term growth.                          309.6             0.85(6)           1960
Paul P. Baran)
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                          Net Assets
                                                                             as of        Management Fee
         Name of Fund                    Investment Objective           March 31, 1999      (% of Fund           Year
      (Portfolio Manager)                                              (In Millions of    Average Daily       Introduced
                                                                           Dollars)        Net Assets)
---------------------------------------------------------------------------------------------------------------------------
Ivy Growth with
Income Fund                      Long-term growth.                           88.8              0.75             1984
(Paul P. Baran)
---------------------------------------------------------------------------------------------------------------------------
Ivy US Blue Chip Fund            Long-term growth.                           7.6               0.75             1998
(Paul P. Baran)
---------------------------------------------------------------------------------------------------------------------------
Ivy US Emerging
Growth Fund(7)                   Long-term growth.                          110.7              0.85             1993
(James W. Broadfoot)
---------------------------------------------------------------------------------------------------------------------------
                                                 EMERGING MARKETS FUNDS
---------------------------------------------------------------------------------------------------------------------------
Ivy Asia Pacific Fund
(IMI's International Equity      Long-term growth.                           5.5               1.00             1997
Team)
---------------------------------------------------------------------------------------------------------------------------
Ivy China Region Fund
(IMI's International Equity      Long-term capital growth.                   16.7              1.00             1993
Team)
---------------------------------------------------------------------------------------------------------------------------
Ivy Developing
Nations Fund(8)
(IMI's International Equity      Long-term growth.                           12.8              1.00             1994
Team)
---------------------------------------------------------------------------------------------------------------------------
Ivy South America Fund(9)
(IMI's International Equity      Long-term growth.                           2.5               1.00             1994
Team)
---------------------------------------------------------------------------------------------------------------------------
                                                   FIXED INCOME FUNDS
---------------------------------------------------------------------------------------------------------------------------
Ivy Bond Fund                    High level of current income.             148.5             0.75(10)          1985
(IMI's Fixed Income Team)
---------------------------------------------------------------------------------------------------------------------------
Ivy International                Total return, and
Strategic Bond Fund              consistent with that objective, to           *                0.75             1999
(Richard A. Gluck)               maximize current income.
---------------------------------------------------------------------------------------------------------------------------
                                 To obtain as high a level of current
Ivy Money Market Fund            income as is consistent with the            28.4              0.40             1987
(IMI's Fixed Income Team)        preservation of capital and
                                 liquidity.
---------------------------------------------------------------------------------------------------------------------------
                                                      CANADIAN FUNDS
---------------------------------------------------------------------------------------------------------------------------
            IMI acts as sub-adviser to the following Canadian Funds which are offered for sale only in Canada.
---------------------------------------------------------------------------------------------------------------------------
Universal World Balanced RRSP    Long-term capital growth by
Fund                             pursuing both current income and
(Co-managed by Richard A.        capital gains, generally through           280.6            0.50(11)           1994
Gluck and Barbara                international fixed income and
                    )            equity derivative securities.
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                          Net Assets
                                                                             as of        Management Fee
         Name of Fund                    Investment Objective           March 31, 1999      (% of Fund           Year
      (Portfolio Manager)                                              (In Millions of    Average Daily       Introduced
                                                                           Dollars)        Net Assets)
---------------------------------------------------------------------------------------------------------------------------
Universal World Income RRSP
Fund                             Long-term capital growth.                  461.4            0.50(11)           1975
(Richard Gluck)
---------------------------------------------------------------------------------------------------------------------------
Universal World Growth RRSP
Fund                             Long-term capital growth.                  303.4            0.50(11)           1994
(Barbara Trebbi)
---------------------------------------------------------------------------------------------------------------------------
Universal Americas Fund
(Co-managed by James W.
Broadfoot, Michael Borowsky      Long-term capital growth.                   52.7            0.50(11)           1978
and Barbara Trebbi)
---------------------------------------------------------------------------------------------------------------------------
Universal U.S. Emerging Growth
Fund                             Long-term capital growth.                  194.4            0.50(11)           1991
(James W. Broadfoot)
---------------------------------------------------------------------------------------------------------------------------
Universal World Science and
Technology Fund
(Co-managed by three portfolio   Capital growth.                            100.8            0.50(11)           1996
managers from MFC,
MIMI and Henderson)
---------------------------------------------------------------------------------------------------------------------------
Universal World High Yield
Fund                             Above-average income with the
(Michael Borowsky)               potential for capital growth                2.7             0.50(11)           1997
---------------------------------------------------------------------------------------------------------------------------
Universal Select Managers Fund
(Co-managed by five portfolio
managers from MFC, MIMI,         Long-term growth.                           34.1            0.50(11)           1998
Henderson and Cundill)
---------------------------------------------------------------------------------------------------------------------------
Universal World Value Fund       Long-term capital appreciation.             7.4             0.50(11)           1997
(Barbara Trebbi)
---------------------------------------------------------------------------------------------------------------------------
                                                      SOLUTIONS FUNDS
            The following funds participate in the asset allocation program known as International Solutions.
---------------------------------------------------------------------------------------------------------------------------
International Solutions I:        Capital preservation with moderate
Conservative Growth               current income and secondarily,             **               0.25             1999
(IMI)                             capital appreciation.
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                          Net Assets
                                                                             as of        Management Fee
         Name of Fund                    Investment Objective           March 31, 1999      (% of Fund           Year
      (Portfolio Manager)                                              (In Millions of    Average Daily       Introduced
                                                                           Dollars)        Net Assets)
---------------------------------------------------------------------------------------------------------------------------
International Solutions II:       A balance of capital appreciation
Balanced Growth                   and capital preservation, with              **               0.25             1999
(IMI)                             moderate current income.
---------------------------------------------------------------------------------------------------------------------------
International Solutions III:      Capital appreciation and
Moderate Growth                   secondarily, preservation of                **               0.25             1999
(IMI)                             capital.
---------------------------------------------------------------------------------------------------------------------------
International Solutions IV:
Long-term Growth                  Capital appreciation without                **               0.25             1999
(IMI)                             regard to current income.
---------------------------------------------------------------------------------------------------------------------------
International Solutions V:
Aggressive Growth                 Aggressive capital appreciation             **               0.25             1999
(IMI)                             without regard to current income.
---------------------------------------------------------------------------------------------------------------------------


 * Ivy European Opportunities Fund and Ivy International Strategic Bond Fund began sales on May 3, 1999. Effective June 21, 1999, new orders for purchases of Ivy European Opportunities Fund are no longer accepted.


**    The Solutions Funds began sales on July 2, 1999.
(1)   IMI retains 0.50%,
      Henderson, as sub-adviser, is paid 0.50%.
(2) The net assets of Ivy Canada Fund were acquired by Ivy Global Natural Resources Fund on April 7, 1999.
(3)   IMI is paid 0.50%, MFC is paid 0.50%.
(4) Reduced to 0.90% for average daily net assets over $2.5 billion. For assets up to $2.5 billion (with respect to which the 1.00% fee applies), Northern Cross, as sub-adviser, is paid 0.60% of the first $1.5 billion in average daily net assets, reduced to 0.55% of the next $1 billion in average daily net assets. For assets over $2.5 billion (with respect to which the 0.90% fee applies), Northern Cross is paid an amount equal to 0.50% of the Fund's average daily net assets.
(5) IMI retains 0.75%; Henderson, as sub-adviser, is paid 0.25%. Each fee is based on 50% of the average daily net assets of the Fund.
(6)   Reduced to 0.75% for average daily net assets over $350 million.
(7) Effective January 20, 1998, the Fund changed its name from Ivy Emerging Growth Fund.
(8) Effective January 20, 1998, the Fund changed its name from Ivy New Century Fund.
(9) Effective January 20, 1998, the Fund changed its name from Ivy Latin America Strategy Fund.
(10)  Reduced to 0.50% for average daily net assets over $100 million.
(11) These fees are paid according to a graduated scale. For details see the "Investment Management and Advisory Services" section under "Narrative Description of Business."


         CLOSING OF IVY INTERNATIONAL FUND

         In April 1997, Ivy International Fund ("IIF") exceeded $2 billion in assets. The sub-adviser, Northern Cross, believed strongly in preserving the integrity of IIF and that the ability to manage the Fund effectively would be impeded if it continued to grow at its historical pace. Effective April 18, 1997, IIF closed to new shareholders; existing shareholders may continue to invest in IIF.


         SALE OF THE TAX-EXEMPT MUNICIPAL BOND FUNDS

         On September 5, 1997, MIMI entered into a plan of reorganization with an unrelated third party, providing for the transfer of certain assets relating to the four municipal funds which had been distributed under the Mackenzie Series Trust name. This transaction resulted in gross proceeds of approximately $1.755 million, which after recording related expenses resulted in a gain of approximately $1.049 million. The transfer of the assets of these municipals funds did not have a material effect on MIMI's financial results.

         FUND MERGERS AND INTRODUCTIONS

         In April 1999, Ivy Canada Fund merged into Ivy Global Natural Resources Fund. In May 1999, Ivy European Opportunities Fund and Ivy Strategic Bond Fund commenced operations. In July 1999, sales commenced for the five Solutions Funds: International Solutions I - Conservative Growth; International Solutions II - Balanced Growth; International Solutions III - Moderate Growth; International Solutions IV - Long-term Growth; and International Solutions V - Aggressive Growth. These five Funds each have their own investment objectives, strategies and risks and invest in shares of other mutual funds (referred to as "underlying funds"). The underlying funds are both affiliated Ivy Funds and funds from non-affiliated mutual funds companies.


         INTRODUCTION OF A MULTI-CLASS SHARE STRUCTURE

         In October 1993, the Ivy Funds began offering a multi-class structure which allows investors to choose appropriate purchase option based on the amount purchased and the anticipated duration of the investments. MIMI implemented this multi-class structure in response to increasing competition from mutual fund managers offering funds without a front-end sales charge. The multi-class share structure allows investors to choose between paying a front-end sales charge at the time of purchase, or not paying a front-end sales charge at the time of purchase but instead paying a Contingent Deferred Sales Charge ("CDSC") on redemption. Prior to October 1993, the Ivy Funds offered Class A shares only, which normally bear a front-end sales charge payable by the investor at the time of purchase and are subject to a 12b-1 Service Fee at an annual rate of up to 0.25% of a Fund's average daily net assets attributable to its Class A shares.

         A "12b-1" Fee is a fee permitted by Rule 12b-1 under the 40 Act, which a mutual fund may pay in connection with the distribution of its shares, for costs such as advertising and commissions paid to broker-dealers. The portion of the 12b-1 Fee payable to a broker-dealer as a distribution fee in connection with the distribution of a mutual fund's shares is referred to as a 12b-1 Distribution Fee. This fee is limited annually to 0.75% of the mutual fund's average daily net assets. An additional portion of the 12b-1 Fee, referred to as a 12b-1 Service Fee, is limited to 0.25% of the mutual fund's average daily net assets. It is paid to broker-dealers and other sales professionals for their services in providing ongoing information and assistance to investors.

         Class B shares of the Ivy Funds became available for sale starting in October 1993. No front-end sales charge on such shares is payable by the investor at the date of purchase, but there is a deferred selling commission of 4% of the sale price paid by MIMI to the selling broker-dealer when the shares are purchased and a declining CDSC payable by the investor if the shares are redeemed within six years from the date of purchase. In addition, Class B shares are subject to 12b-1 Service and Distribution Fees at a combined annual rate of up to 1.00% of a Fund's average daily net assets attributable to its Class B shares.

         In March 1999, MIMI sold the Class B deferred selling commission asset. See the sub-section titled "Distribution Services" below for more information.

          Class C shares became available for sale starting in May 1996. There is no front-end sales charge payable by the investor at the date of purchase, but there is a deferred selling commission of 1% of the sale price paid by MIMI to the selling broker-dealer when the shares are purchased. A CDSC of 1% is payable by the investor if the shares are redeemed within one year from the date of purchase. Class C shares are subject to 12b-1 Service and Distribution Fees at a combined annual rate of up to 1.00% of the mutual fund's average daily net assets attributable to its Class C shares. The 12b-1 Service and Distribution Fees are retained by IMDI in year one; for all subsequent years the fees are paid to the selling broker-dealer.

         Advisor Class shares became available for sale starting in January 1998. The shares are offered at net asset value without the imposition of a front-end sales charge or CDSC. In addition, Advisor Class shares are not subject to Rule 12b-1 Fees. Advisor Class shares are offered only to certain investors, such as those with an account over which a financial planner, trust company or registered investment adviser has investment discretion, and where the investor pays such person as compensation for its advice and other services an annual fee on the assets in the account. Currently, Advisor Class shares are sold by all the Funds other than Ivy Money Market Fund and Ivy International Fund.

         Class I shares became available for sale starting in October 1994. Class I shares are offered only to institutions and are not subject to an initial sales charge or CDSC, nor to ongoing 12b-1 Sservice or Distribution Fees. Class I shares also bear lower fees than Class A, Class B and Class C shares. Currently, Class I shares are sold by eight of the Ivy Funds and the Solutions Funds.


ADMINISTRATIVE, TRANSFER AGENT AND FUND ACCOUNTING SERVICES

         Under administrative services agreements, MIMI provides administrative services to the Funds including, but not limited to, maintenance of registration and qualification of Fund shares under state Blue Sky laws, preparation of federal, state and local income tax returns and preparation of financial and other information for prospectuses, securities regulatory documents and returns and periodic reports to shareholders. The administrative service agreements for the Funds continue in effect, after an initial two year period, for successive annual periods, providing such continuance is specifically approved at least annually by a majority of votes cast in person at a meeting the Funds' Boards of Trustees called for that purpose, or by a vote of the holders of a majority of the Funds' outstanding voting securities. In either event, the continuance must be approved by a majority of the Funds' trustees who are not parties to the agreement or interested persons, within the meaning of the 40 Act, of the Funds or the Company . The administrative service agreements may be terminated upon 60 days' written notice by a vote or written consent of a majority of the Funds' Board of Trustees, or by MIMI. To date, no administrative service agreements of the Company with the Funds have been terminated.

         Under fund accounting services agreements, MIMI also provides certain accounting and pricing services to the Funds. The fund accounting services agreements for the Funds continue in effect for successive annual periods, providing such continuance is specifically approved at least annually by a majority of votes cast in person at a meeting the Funds' Boards of Trustees called for that purpose, or by a vote of the holders of a majority of the Funds' outstanding voting securities. In either event, the continuance must be approved by a majority of the Funds' trustees who are not parties to such agreement or interested persons, within the meaning of the 40 Act, of the Funds or the Company. The fund accounting services agreements may be terminated upon 90 days' written notice by a vote or written consent of a majority of the Board of Trustees, or by MIMI. To date, no fund accounting services agreements of the Company with the Funds have been terminated.

         For the administrative services provided to the Funds as described above, all Ivy Funds pay a monthly fee at an annual rate of 0.10% of the average daily net assets of the applicable Fund (except with respect to Class I shares). All Ivy Funds pay a monthly fee at an annual rate of .01% of the average daily net assets for Class I shares. MIMI does not receive any compensation for administrative services provided to the Solutions Funds. For accounting and pricing services, MIMI receives a fee ranging from $1,000 to $6,500 per month based on the net asset value of each of the Ivy Funds and each of the Mackenzie Solutions Funds at the preceding month end. MIMI is also reimbursed by the Funds for certain out-of-pocket expenses.

         IMSC serves as transfer agent and dividend paying agent for the Funds and provides certain shareholder and shareholder-related services as required by the Funds. For transfer agent services, IMSC receives a per shareholder account fee ranging from $20 to $22 per year. The shareholder account fee received by IMSC for Class I shares is $10.25. In addition, the Funds pay IMSC a monthly fee at an annual rate of $4.58 per account that is closed. IMSC is also reimbursed by the Funds for certain out-of-pocket expenses.

DISTRIBUTION SERVICES

         IMDI serves as principal underwriter and exclusive distributor of the Funds and distributes their on a continuous basis in every state in the U.S. IMDI is not required to sell any specific amount of Fund shares. The Funds' shares are sold primarily through a large network of independent participating securities dealers. The Funds' shares are offered to individual investors, qualified groups, trustees, IRA and profit sharing or money purchase plans, employee benefit plans, trust companies, bank trust departments and institutional investors.

         IMDI is assisted in its distribution efforts by a national team of eighteen regional representatives who market the Funds to the broker-dealer, financial planner and registered investment adviser sales channels, supported by a national sales manager and a team of internal sales personnel, all of whom are employed by the Company. The broker-dealer and financial planner sales channels are the traditional channels through which load mutual funds are sold to investors. IMDI has dealer agreements with over 275 U.S. broker-dealer firms, such as Merrill Lynch & Co., Inc., Prudential, and PaineWebber Inc., who distribute the Funds' shares through their regional offices. Merrill Lynch & Co., Inc. was responsible for approximately 53% of the Company's mutual fund sales for the year ended March 31, 1999. Merrill Lynch & Co., Inc. is not under any obligation to sell a specific amount of shares of the Ivy Funds or the Solutions Funds and also sells shares of mutual funds that it sponsors and which are sponsored by unaffiliated organizations.

         Upon receipt of a purchase order from a broker-dealer, IMDI purchases shares from the Funds at net asset value per share and re-sells them to the broker-dealer who in turn sells them to the investor at the public offering price. As an underwriting fee, IMDI receives a portion of the difference between the purchase price it paid to the Funds and the public offering price paid by the investor. The underwriting fee retained by IMDI is typically 15 - 20% of the front-end sales charge paid by the investor, with the remaining portion being retained by the selling broker-dealer.

         Over the years, MIMI has gained access to the mutual fund sales network created by the emergence of registered investment advisers and financial planners. This network consists of independent registered investment advisers and financial planners who work with the traditional broker-dealer distribution network in selling funds to their clients. Firms such as Charles Schwab & Co., Inc. and Fidelity Investment Advisor Group act as clearing houses for thousands of U.S. mutual funds enabling smaller, independent registered investment advisers and financial planners to have access to mutual fund groups previously sold only by broker-dealers. Management of MIMI believes that MIMI was one of the first U.S. mutual fund managers whose funds impose fFront-eEnd sales charges or CDSCs to actively participate in this expanding network and has established selling arrangements with many U.S. registered investment advisers and financial planner groups.

         For the year ended March 31, 1999, the percentages of Fund sales from the various distribution channels used by the Company were as follows:

         Distribution Channel                   Percent of Total Fund Sales
         --------------------                   ---------------------------

         Broker-dealers                                    56%
         Financial Planners                                10%
         House Accounts / Insurers / Other                  9%
         Regional Representatives                           3%
         Registered Investment Advisers                    22%
                                                          ---
                                                          100%
                                                          ===

         Under the terms of the distribution plans between IMDI and the Funds, IMDI is entitled to receive 12b-1 Distribution Fees from the Funds for distribution services in respect of certain of the classes of shares offered by the Funds. The plans are established for an initial term of one year and thereafter, must be approved annually by the Funds' Board of Trustees and by a majority of disinterested directors. All such plans are subject to termination at any time by a majority vote of the disinterested directors or by the Funds' shareholders. The plans permit the Funds to bear certain expenses relating to the distribution of their shares.

         IMDI is entitled to be reimbursed by the Funds for 12b-1 Service Fees paid by it to broker-dealers up to an amount equal to 0.25% of the average daily net assets of each Fund's Class A shares. This fee is accrued daily and IMDI is reimbursed monthly.

         The Funds pay IMDI a 12b-1 Fee at an annual rate of 1.00% of the average daily net assets of the Class B and Class C shares of the Funds, which is comprised of a 12b-1 Distribution Fee of 0.75% of the average daily net assets paid to IMDI as reimbursement for various promotional and sales-related expenses incurred, and a 12b-1 Service Fee of 0.25% of the average daily net assets which IMDI pays to the broker-dealer for account maintenance and shareholder services. This fee is accrued daily and IMDI is paid monthly.

         IMDI is entitled to receive a CDSC on the redemption of Class B and Class C shares depending on when are redeemed. For Class B shares, the fee ranges from 5% of the value of shares subject to charge in the first year of purchase, to 1% in the sixth year after purchase. For Class C shares, there is a 1% fee for redemptions during the first year after purchase.

         MIMI pays the up-front selling commission to broker-dealers on sales of Class B and Class C shares. The up-front selling commission is 4% and 1% for Class B and Class C shares, respectively. MIMI funds these up-front selling commissions from its cash flows from operations, including CDSC and 12b-1 Distribution Fees.

         In March 1999, the Company sold a portion of the deferred selling commissions related to Class B shares to an unrelated third party (the "Purchaser"). The sale resulted in the Company receiving cash proceeds of $21,115,000 and recording a net gain of approximately $41,000 after recording expenses incurred in connection with the transaction. The Purchaser will receive 12b-1 Distribution Fees and any CDSC upon redemption of the asset sold. The sale of the deferred selling commissions provided cash to the Company for general corporate purposes.


As of March 31, 1999, there were approximately 111,000 shareholder accounts in the Funds.

CUSTODY AND BROKERAGE

         Custody of individual securities is maintained by banks, trust companies, brokerage firms or other custodians as appointed by the Company. The Company generally has the discretion to select brokers or dealers to be utilized to execute transactions for the Funds' accounts.


RISK FACTORS AND CAUTIONARY STATEMENTS

         COMPETITION

         The financial services industry is highly competitive and has increasingly become a global industry. There are over 7,000 open-end investment companies of varying sizes, investment policies and objectives whose shares are being offered to the public in the U.S. Given the large number of competitors in the U.S., the Company has focused its efforts on becoming a niche market mutual fund manager. With this focus, the Company considers that it has narrowed the competitive field to a certain extent as it competes primarily with mutual fund managers that provide specialty mutual funds, such as international and emerging market funds, to investors. As of March 31, 1999, the Company's market share of monthly average assets under management was .03%. However, the Company's market share of international and emerging market fund monthly average assets under management was 1.66%.

         The Company is in competition with the financial services and other investment alternatives offered by stock brokerage and investment banking firms, insurance companies, banks, savings and loan associations and other financial institutions. Many of the Company's competitors have substantially greater resources than the Company. In addition, there has been a trend of consolidation in the mutual fund industry which has resulted in stronger competitors. Such competition could negatively impact the Company's market share, revenues and net income.


         DISTRIBUTION

         Securities dealers, whose large retail distribution systems play an important role in the sale of shares of the Funds, also sponsor competing proprietary mutual funds. To the extent that these firms limit or restrict the sale of Ivy Funds or Mackenzie Solutions Funds through their brokerage systems in favor of their proprietary mutual funds, future sales may be negatively impacted and the Company's revenues might be adversely affected. In addition, as the number of competitors in the investment management industry increases, greater demands are placed on existing distribution channels, which has caused distribution costs to increase.

         As investor interest in the mutual fund industry has increased, competitive pressures have increased on sales charges of broker-dealer distributed funds. The Company believes that, although this trend will continue, a significant portion of the investing public still relies on the services of the broker-dealer community, particularly during weaker market conditions. However, in response to competitive pressures or for other similar reasons, the Company might be forced to lower or further adjust sales charges, substantially all of which are paid by the Company to broker-dealers and other financial intermediaries. The reduction in such sales charges paid to broker-dealers could make the sale of shares of the Funds somewhat less attractive to the broker-dealer community, which could in turn have a material adverse effect on the Company's revenues.


         ASSET MIX

         As discussed above, the Company's revenues are derived primarily from investment management activities. Broadly speaking, the direction and amount of change in the net assets of the Funds depend upon two factors: (1) the level of sales of shares of the Funds as compared to redemptions of the shares of the Funds; and (2) the increase or decrease in the market value of the securities owned by the Funds. The Company is subject to an increased risk of volatility from changes in the global equity markets. Despite this volatility, management believes that in the long run the Company is more competitive as a result of greater diversity of global investments available to its customers.

         Market values are affected by many things, including the general condition of national and world economics and the direction and volume of changes in interest rates and/or inflation rates. Fluctuations in interest rates and in the yield curve will have an effect on fixed-income assets under management as well as on the flow of monies to and from fixed-income funds and, as a result, will effect the Company's revenues from such funds. The effects of the foregoing factors on equity funds and fixed-income funds often operate inversely and it is, therefore, difficult to predict the net effect of any particular set of conditions on the level of assets under management.

         Certain portions of the Company's managed portfolios are invested in various securities of corporations located or doing business in developing regions of the world, commonly known as emerging markets. These portfolios and the Company's revenues derived from the management of such portfolios are subject to significant risks of loss from unfavorable political and diplomatic developments, currency fluctuations, social instability, changes in governmental policies, expropriation, nationalization, confiscation of assets and changes in legislation relating to foreign ownership. Foreign trading markets, particularly in some emerging market countries, are often smaller, less liquid, less regulated and significantly more volatile.

         INVESTOR SENTIMENT FOR INTERNATIONAL INVESTING

         Given the risk associated with investing in foreign and emerging markets, investors may from time to time be less supportive of investing in international funds than in U.S. equity or fixed income funds and sales of those Funds which invest in these areas may decrease.

         IVY INTERNATIONAL FUND

         As of March 31, 1999, 50% of the assets under the Company's management was represented by IIF. In April 1997, this fund was closed to new shareholders. A decline in the performance of IIF could have an effect on further redemptions of its shares. In addition, any change in the sub-advisory arrangements between IMI and Northern Cross may have an adverse effect on IIF's net redemptions. Net redemptions in IIF for the Company's fiscal year ended March 31, 1999 were $448 million, compared to average net sales of $499 million over the past four years.

         Sales for fiscal year 1999 in IIF were $325 million as compared to $893 million in fiscal year 1998, a 64% decrease, and assets under management in IIF at March 31, 1999 were $2,377 million as compared to $2,881 million at March 31, 1998.

         ABSENCE OF PUBLIC TRADING MARKET

                  MFC owns 85% of the issued and outstanding common shares of MIMI as of July 1999. The shares have been thinly traded. There is no assurance that an active market will develop or be sustained after this filing. Further, the number of common shares of MIMI held by persons other than MFC will be very small by market standards and this may have an adverse impact on liquidity and trading of the common shares.

         RELATIONSHIP WITH MFC

         For the year ended March 31, 1999, 9% of MIMI's consolidated revenues were derived from fees received from MFC for sub-advisory services provided to the Canadian Funds. Any change in these sub-advisory arrangements between MFC and MIMI could have an adverse effect on MIMI's revenues. Management of MIMI understands that MFC intends to continue MIMI's role as a sub-adviser, subject to MIMI's level of performance and MFC's obligations as manager of the Canadian Funds.

         SALES TRENDS OF CERTAIN MIMI FUNDS

         Sales of Ivy Funds were $518 million for the Company's fiscal year ended March 31, 1999, as compared to $1,202 million for the same period last year. The closing of IIF to new shareholders in April 1997 and the global economic turbulence, in general, has significantly impacted the Company's sales and the growth of its assets under management. MIMI's future growth, given the closing of IIF, is dependent upon broadening the sales base to its other specialty funds and maintaining existing contracts to provide sub-advisory services to mutual funds managed by MFC.

         RELIANCE ON KEY EMPLOYEES

         Although MIMI takes a team approach to the management of several of the Funds' portfolios whereby all members work together in developing and carrying out investment strategies, it is possible that levels of investment in aFund may not grow at the same rate should the principal portfolio manager cease managing that Fund.

         NUMBER OF EMPLOYEES

         As of March 31, 1999, the Company had 123 employees, including thirteen investment professionals, of whom seven are portfolio managers, four are research analysts and two are traders. The average period of employment of these professionals with the Company is approximately five years and their average investment experience is approximately nineteen years. The Company considers its employee relations to be good.

REGULATORY ENVIRONMENT

         Virtually all aspects of the Company's business are subject to various federal and state laws and regulations. As discussed above, the Company and its subsidiaries are registered with federal and state governmental agencies. These supervisory agencies have broad administrative powers, including the power to limit or restrict the Company from carrying on its business if it fails to comply with applicable laws and regulations. In the event of non-compliance, the possible sanctions which may be imposed include suspending individual employees, limiting the Company's ability to engage in business for specified periods of time, revoking the investment advisor or broker-dealer registrations and censures and fines.

         The Company's officers, directors and employees may from time to time own securities which are also held by the Funds. The Company's internal policies with respect to individual investments by certain employees, including officers and directors who are employed by the Company, require prior clearance and reporting of some transactions and restrict certain transactions so as to reduce the possibility of conflicts of interest. The Company's compliance procedures meet the standards outlined in the most recent Investment Company Institute's guidelines related to securities transactions by employees, officers and directors of investment companies.

         To the extent that existing or future regulations cause a reduction in sales of Ffund shares or investment products or impair the investment performance of the Funds or such other investment products, the Company's aggregate assets under management and its revenues might be adversely affected. Changes in regulations affecting free movement of international currencies might also adversely affect the Company.

         The Company is subject to increased scrutiny and a substantially-increased volume of compliance reporting related to its plan, activities and the associated costs related to the year 2000, as discussed in more detail in "Item 2. FINANCIAL INFORMATION" under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Since 1993, the NASD Conduct Rules have limited the amount of aggregate sales charges which may be paid in connection with the purchase and holding of investment company shares sold through brokers. The effect of the rule might be to limit the amount of fees that could be paid pursuant to a Fund's 12b-1 Plan to IMDI. Such limitations would apply in a situation where a Fund has no, or limited, new sales for a prolonged period of time.

         Under the 40 Act, each of the Funds must file annually a current Prospectus and Statement of Additional Information with, and pay registration fees to, the SEC. The public may read and copy any material filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Additionally, each of the Funds must pay registration fees in some or all of the states.

         Under the 40 Act and rules thereunder, each of the Funds is required to obtain shareholder approval for certain changes in its operations including changes to its investment advisory contracts, a change in control of its adviser or IMDI, its principal underwriter, or a change in its fundamental investment objective or other fundamental policies. The 40 Act also requires that each of the Funds' investment advisory contracts be annually approved by the Funds' Board of Trustees.

         As a registered broker-dealer, IMDI is subject to net worth and capital requirements, bonding requirements and detailed rules of practice as well as general anti-fraud provisions.

REPORTS TO SECURITIES HOLDERS

         Security holders will receive an annual report containing financial statements on which there will be an opinion expressed by an independent public accountant. Security holders will also receive unaudited quarterly condensed financial statements.


ITEM 2.  FINANCIAL INFORMATION

         SELECTED CONSOLIDATED FINANCIAL DATA

         The tables below indicate selected consolidated financial information for MIMI as of and for each of the five years in the period ended March 31, 1999. The selected consolidated financial data have been derived from the Company's consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent certified public accountants. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this document. (Note: all figures are in US dollars except where otherwise stated).

                                                              For the year ended March 31,
                                       1999             1998             1997             1996             1995
                                   --------------    ------------    --------------    ------------    -------------
                                               (in thousands of dollars, except per share amounts)
         Revenues                    $   66,256      $   65,096      $   37,143      $   21,837      $   16,247
         Net Income                       8,549           9,526           7,291           2,053              12
         Per common share:
           Net income - basic              0.45            0.51            0.44            0.13            0.00
           Net income - diluted            0.44            0.49            0.43            0.13            0.00


                                                                    As of March 31,
                                       1999             1998             1997             1996              1995
                                   --------------    ------------    --------------    ------------    ---------------
                                                (In thousands of dollars, except per share amounts)
         Total Assets Under
         Management                   $4,768,271      $5,246,088        $3,806,813      $2,176,607         $1,422,609
         Total Assets                     68,169          61,925            64,405          25,951             22,350
         Total Liabilities                15,865          18,475            32,836           6,976              5,428
         Stockholders' equity             52,304          43,450            31,569          18,975             16,922

FORWARD-LOOKING STATEMENTS

         Certain statements in this Form 10 under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations", and elsewhere in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the loss of, or the failure to replace, any significant sub-advisory relationship; changes in the relative investment performance; investor sentiment for international investing; the Year 2000 issue. These forward-looking statements speak only as of the date of this Form 10. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1999 COMPARED WITH THREE MONTHS ENDED JUNE 30, 1998

         Net assets under management, exclusive of assets of the Canadian Funds, for which MIMI provided sub-advisory services to MFC, decreased 13% to $3,338 million at June 30, 1999 from $3,815 million at June 30, 1998. Of the $477 million decrease, a $673 million decrease was attributable to net redemptions (sales less redemptions) which was offset by a $196 million increase which was attributable to market appreciation.

         Net sales for the quarter ended June 30, 1999 decreased by $150 million compared to the quarter ended June 30, 1998 due to (i) a $108 million increase in redemptions over the prior quarter and (ii) a $42 million decrease in sales. The increase in redemptions and the decrease in sales are primarily caused by (i) the closing of IIF to new shareholders and (ii) in management's opinion, investors' apprehension of the world financial markets.

REVENUES

         Total revenues decreased 17% to $14.9 million for the quarter ended June 30, 1999 from $17.9 million for the comparable period last year. The decrease is primarily due to the decrease in assets under management, as discussed above. The following is an explanation of the increase or decrease in each major category.

         Management fees decreased 14%, to $8,058,000 for the quarter ended June 30, 1999 from $9,340,000 for the comparable period last year, resulting from a decrease in assets under management.

         Sub-advisory fees from the Canadian Funds increased 17%, or $266,000 to $1,807,000 for the quarter ended June 30, 1999 from $1,541,000 for the comparable period last year. This increase is attributable to a 31% increase in the Canadian Funds' assets to $1,716 million at June 30, 1999, from $1,309 million at June 30, 1998.

         12b-1 Service and Distribution fees received from the Funds decreased by $2,056,000, to $2,136,000 for the quarter ended June 30, 1999, from $4,192,000 for the comparable period last year, primarily due to a decrease in assets under management and the sale of the Class B deferred selling commission asset. As a result of the sale, the purchaser is entitled to receive 12b-1 Distribution Fees on the mutual fund shares represented by the deferred selling commission asset sold. Consequently, there has been a decrease in the asset base on which the Company collects 12b-1 Distribution related Fees (See Liquidity and Capital Resources).

         Transfer agent, administrative services and fund accounting fees decreased 9%, to $1,702,000 for the quarter ended June 30, 1999 from $1,877,000 for the comparable period last year. This decrease is primarily due to a decrease in assets under management.

         Underwriting fees decreased 35% to $36,000 for the quarter ended June 30, 1999 from $55,000 for the comparable period last year, due to the overall decrease in sales volume.

         Redemption fees decreased 92% to $50,000 for the quarter ended June 30, 1999 from $633,000 for the comparable period last year. This decrease is due to the sale of the Class B deferred selling commission asset. As a result of the sale, the purchaser is entitled to receive redemption fees on the mutual fund shares represented by the deferred selling commission asset sold. (See Liquidity and Capital Resources).

         Interest, dividends and other income increased 375% to $1,084,000 for the quarter ended June 30, 1999 from $228,000 for the comparable period last year. This increase is due to (i) an increase in average cash balances primarily due to cash received from the sale of the Class B deferred selling commission asset and (ii) the appreciation in the market value of our investments.

EXPENSES

         Total operating expenses decreased by 9% to $12.7 million for the quarter ended June 30, 1999 from $14.0 million for the comparable period last year. The decrease is primarily due to (i) the amortization of deferred selling commissions as a result of the sale of Class B deferred selling commission asset (See Liquidity and Capital Resources); (ii) sub-advisory fees expense due to a decrease in the net assets of IIF, for which a third party provides investment advisory services; and (iii) 12b-1 Service fees resulting from a decrease in average assets under management.

         Sales literature, advertising and promotion increased 67%, or $503,000, to $1,250,000 for the quarter ended June 30, 1999 from $747,000 for the comparable period last year. This increase is related to an increase in the sales force and related marketing expenditures for the promotion of new and existing products.

         12b-1 Services fees paid to broker/dealers decreased $295,000, or 12% to $2,163,000 for the quarter ended June 30, 1999, from $2,458,000 for the comparable period last year, due to the decrease in assets under management.

         Employee compensation and benefits increased 5%, or $155,000, to $2,981,000 for the quarter ended June 30, 1999 from $2,826,000 for the comparable period last year. This increase is due to higher staffing levels at June 30, 1999 as compared to June 30, 1998.

         Sub-advisory fees paid to the sub-advisor of IIF, decreased $603,000, or 15% to $3,484,000 for the quarter ended June 30, 1999, from $4,087,000 for the comparable period last year, due to the decrease in net assets of IIF.

         Amortization of deferred selling commissions was $223,000 for the quarter ended June 30, 1999, as compared to $1,698,000 for the comparable period last year. This decrease was attributable to the sale of the deferred selling commission asset. (See Liquidity and Capital Resources).

         General and administrative expenses increased $395,000, or 37%, to $1,464,000 for quarter ended June 30, 1999, from $1,069,000 for the comparable period last year. This increase is primarily related to the expensing of certain fund organization costs resulting from the adoption of Statement of Position No. 98-5, Reporting on the Cost of Start-Up Activities.

         There was no interest expense for the quarter ended June 30, 1999 as compared with $123,000 for the comparable period last year. The line of credit with BankBoston, N.A. was repaid when the deferred selling commission asset was sold in fiscal year 1999. (See Liquidity and Capital Resources).

         IMI voluntarily limits total fund expenses for certain Ivy Funds and bears expenses in excess of such limits. The increase of $68,000, to $451,000 for the quarter ended June 30, 1999 in the reimbursement to the Funds for expenses is primarily attributable to the decline in the net assets of many of the Funds that IMI reimburses.


YEAR ENDED MARCH 31, 1999 COMPARED WITH YEAR ENDED MARCH 31, 1998

         Net assets under management, exclusive of assets of the Canadian Funds for which MIMI provided sub-advisory services to MFC, decreased 15% to $3,331 million at March 31, 1999 from $3,918 million at March 31, 1998. Of the $587 million decrease, $523 million was attributable to net redemptions (sales less redemptions) and the balance of $64 million was attributable to market depreciation and cash distributions. Net sales decreased by $1,133 million compared to the year ended March 31, 1998 due to (i) a $449 million increase in redemptions over the prior year which the Company believes was primarily resulting from investors' apprehension of the world financial markets and (ii) a $684 million decrease in sales primarily due to the closing of IIF to new shareholders in April 1997.

         At the end of fiscal year 1999, the net assets of the Canadian Funds for which MIMI provides sub-advisory services to MFC totaled approximately $1,437 million as compared to $1,328 million at the previous fiscal year-end, representing an 8% increase.

REVENUES

         Total revenues increased 2% to $66.3 million for the fiscal year 1999 from $65.1 million for the fiscal year 1998. The increase is primarily due to the increase in average assets under management and the fees derived therefrom. The following is an explanation of the increase or decrease in each major category.

         Management fees increased 2%, or $590,000, to $33.8 million for the year ended March 31, 1999 from $33.2 million for the year ended March 31, 1998, solely attributable to the increase in average assets under management.

         Sub-advisory fees from the Canadian Funds increased 8%, or $438,000 to $6.0 million in fiscal year 1999 from $5.6 million in fiscal year 1998. This increase can be attributed to (i) the growth in assets of the Canadian Funds as discussed above and (ii) the addition of one fund for which sub-advisory services were rendered in fiscal year 1999 as compared to fiscal year 1998.

         12b-1 Service and Distribution Fees received from the Funds increased 1% to $14.7 million for the year ended March 31, 1999 from $14.6 million for the year ended March 31, 1998, as average assets for the year ended March 31, 1999 were above the year ended March 31, 1998. As a result of the sale of the Class B deferred selling commission asset, MIMI estimates that 12b-1 Distribution Fees will decrease by approximately $5.8 million in fiscal year 2000. (See Liquidity and Capital Resources).

         Administrative, fund accounting and transfer agent fees during fiscal year 1999 of $7.1 million were comparable with fiscal year 1998 amounts.

         Underwriting fees decreased 73% to $141,000 for the fiscal year 1999 from $516,000 for the fiscal year 1998, due to the overall decrease in sales volume.

         Redemption fees in the form of CDSCs, increased $1.2 million to $3.1 million for fiscal year 1999 from $1.9 for fiscal year 1998. This increase can be attributed to the $125 million increase in Class B and C share redemptions over the last fiscal year. Redemption fees in the form of CDSCs, in fiscal year 2000 are expected to decrease as a result of the sale of the Class B deferred selling commission asset. It is difficult to quantify the decrease since MIMI cannot control the redemption rates in the Funds but management estimates that redemption fees will decrease by approximately $2.2 million. (See Liquidity and Capital Resources).

         Interest, dividends, and other revenue decreased 31% to $1,435,000 in the fiscal year 1999 from $2,070,000 in the fiscal year 1998. Other revenue during fiscal year 1998 included a gain of $1 million from MIMI's transfer of its four municipal funds comprising the Mackenzie Series Trust. Interest and dividend income for fiscal year 1999 increased $559,000 over fiscal year 1998 primarily due to MIMI's higher cash balances. MIMI's cash and cash equivalents increased to $51.0 million at March 31, 1999 from $20.9 million at March 31, 1998.

EXPENSES

         Total operating expenses increased by 6% to $52.6 million for fiscal year 1999 from $49.6 million for fiscal year 1998 due to (i) 12b-1 Service Fees paid to broker/dealers and sub-advisory fees paid to an unrelated third party resulting from a higher level of average assets under management as discussed above; (ii) an increase in staffing levels and office space; and (iii) an increase in reimbursement to the Funds for expenses due to a decrease in assets under management in certain of the Funds.

         Sales literature, advertising and promotion expenses decreased 37%, or $1.5 million due to a more tightly focused advertising and marketing program. 12b-1 Service Fees paid to broker/dealers increased $1,954,000, or 28%, due to the increase in average assets under management.

         Employee compensation and benefits increased by $732,000, or 8%, due to (i) an increase in the number of employees to 123 at March 31, 1999 from 117 at March 31, 1998; (ii) salary and cost-of-living adjustments; and (iii) an increase in 401(k) company contributions due to an increase in the Company's matching contributions.

         Sub-advisory fees paid to Northern Cross, the sub-advisor to IIF, increased $153,000, or 1%, due to an increase in average assets under management in the fund.

         Amortization of deferred selling commissions was $6,202,000 for fiscal year 1999 as compared to $7,065,000 for fiscal year 1998, or a decrease of 12%. This decrease was attributable to (i) the decline in Class B and C share sales; and (ii) the sale of the Class B deferred selling commission. As a result of the sale of the Class B deferred selling commission asset, MIMI estimates that the amortization of Class B deferred selling commissions will decrease by approximately $5.3 million in fiscal year 2000. (See Liquidity and Capital Resources).

         General and administrative expenses increased $1,325,000, or 36%, primarily due to increases in (i) expensing of Fund organization costs resulting from the adoption of Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities; (ii) the outsourcing of certain technology-related services; (iii) travel costs related to new product development; and (iv) costs, including office and computer supplies and other general operating expenses.

         Interest expense decreased $10,000, or 2%, due to lower interest rates during fiscal year 1999 as compared to fiscal year 1998.

         Occupancy and equipment rental increased $195,000, or 25%, due to the expansion of office space to accommodate the increased staff.

         IMI voluntarily limits total fund expenses for certain Ivy Funds and bears expenses in excess of such limits. The increase of $716,000, to $1,667,000, in the reimbursement to the Funds for expenses is primarily attributable to the decline in the net asset values of many of the Funds that IMI reimburses.


YEAR ENDED MARCH 31, 1998 COMPARED TO YEAR ENDED MARCH 31, 1997

         Net assets under management, exclusive of assets of the Canadian Funds, for which MIMI provided sub- advisory services to MFC, increased 38% to $3,918 million at March 31, 1998 from $2,845 million at March 31, 1997. Of the $1,073 million increase, $611 million was attributable to net sales (gross sales less redemptions) and the balance of $462 million was attributable to market appreciation and dividend reinvestments. Net sales decreased by $451 million compared to the year ended March 31, 1997 due to (i) a $251 million increase in redemptions over the prior year primarily resulting from investors' apprehension of the world financial markets, particularly during the last two quarters of the fiscal year, and (ii) a $200 million decrease in sales primarily due to the closing of IIF to new shareholders in April 1997. At the end of fiscal year 1998, the net assets of the Canadian Funds for which MIMI provides sub-advisory services to MFC totaled approximately $1,328 million as compared to $962 million at the previous fiscal year-end, representing a 38% increase.

REVENUES

         Total revenues increased 75% to $65.1 million for the fiscal year 1998 from $37.1 million for the fiscal year 1997. The increase is primarily due to the increase in assets under management and the fees derived therefrom. The following is an explanation of the increase or decrease in each major category.

         Management fees increased $14.9 million to $33.2 million for the year ended March 31, 1998 from $18.3 million for the year ended March 31, 1997 solely attributable to the increase in assets under management. As discussed above, U.S. assets under management increased 38% to $3,918 million at March 31, 1998 from $2,845 million at March 31, 1997. While IIF is closed to new investors, the Company benefited from the large increase in assets under management in that fund. IIF contributed $13.7 million of the $14.9 million increase in management fees as purchases by existing shareholders, including 401(k) plans, continued and the net assets of the fund increased.

         Sub-advisory fees from the Canadian Funds increased $1.6 million to $5.6 million in fiscal year 1998 from $4.0 million in fiscal year 1997. This increase can be attributed to (i) the growth in assets of the Canadian Funds as discussed above and (ii) the addition of two funds for which sub-advisory services were rendered in fiscal year 1998 as compared to fiscal year 1997.

         12b-1 Service and Distribution Fees received from the Funds increased 106% to $14.6 million for the year ended March 31, 1998 from $7.1 million for the year ended March 31, 1997. This increase is attributable, in part, to an increase in assets under management and to the increase in net sales of Class B and C shares. These shares bear a 12b-1 Distribution Fee of 0.75% of the Funds' average daily net assets. Net sales for Class B and C shares for the year ended March 31, 1998 were $267.9 million as compared to $219.5 million for the year ended March 31, 1997, representing a 22% increase.

         Administrative, fund accounting and transfer agent fees totaled $7.1 million and $5.7 million during fiscal years 1998 and 1997, respectively. This 25% increase resulted from an increase in assets under management, which caused administrative and fund accounting fees to increase.

         Underwriting fees decreased 39% to $516,000 for the fiscal year 1998 from $843,000 for the fiscal year 1997, as sales of shares that do not bear a front-end sales charge replaced sales of Class A shares.

         Redemption fees in the form of CDSCs increased $1,423,000 to $1,946,000 for fiscal year 1998 from $523,000 for fiscal year 1997. This increase can be attributed to (i) a broader Class B and C shareholder base and increases in Class B and C sales and assets; and (ii) the $60 million increase in Class B and C share redemptions over the previous fiscal year.

         Interest, dividends, and other revenue increased 177% to $2,070,000 in the fiscal year 1998 from $746,000 in the fiscal year 1997, due to (i) a net gain of $1 million resulting from the transfer of MIMI's four municipal funds comprising the Mackenzie Series Trust; and (ii) the overnight investing of MIMI's higher cash balances. MIMI's cash and cash equivalents increased to $20.9 million at March 31, 1998 from $6.8 million at March 31, 1997.

EXPENSES

         Total operating expenses increased 66% from fiscal year 1997 to fiscal year 1998. The increase was related to four factors: (i) the growth in assets under management, which increased 38% to $3,918 million as of March 31, 1998 from $2,845 million as of March 31, 1997, resulting in increased payments of sub-advisory fees and 12b-1 Service Fees; (ii) an increase in the amortization of deferred selling commissions resulting from a higher Class B and C share asset base; (iii) increased marketing and public relations efforts; and (iv) an increase in staff to support the growth in the business.

         Sales literature, advertising and promotion expenses increased 65%, or $1,530,000, due to the increase in literature and advertising of our niche product funds and funds launched in fiscal year 1998 and the increased demand for information by prospective investors. 12b-1 Service Fees paid to broker/dealers increased $3,435,000, or 94%, due to the increase in assets under management.

         Employee compensation and benefits increased by $2,272,000, or 31%, due to (i) an increase in the number of employees to 117 at March 31, 1998 from 93 at March 31, 1997; (ii) salary and cost-of-living adjustments; and (iii) an increase in bonuses earned by all employees due to the achievement of certain performance, profitability and sales targets.

         Sub-advisory fees paid to Northern Cross, the sub-advisor to IIF, increased $7.7 million, or 111%, due to an increase in assets under management in the fund. IIF's net assets were $2,881 million at March 31, 1998 as compared to $1,969 million at March 31, 1997.

         Amortization of deferred selling commissions increased 155% to $7,065,000 for fiscal year 1998 from $2,772,000 for fiscal year 1997. This increase was attributable to the continued popularity of Class B and C shares, as deferred selling commissions paid to broker/dealers totaled $11 million during fiscal year 1998.

         General and administrative expenses increased $228,000, or 7%, primarily due to (i) the outsourcing of certain technology-related services;
(ii) an increase in certain expenses due to being a publicly held company; and
(iii) general increases in costs, including office and computer supplies due to the growth in the business.

         Interest expense increased $249,000, or 107%, due to a higher average balance of principal outstanding on MIMI's credit facility with BankBoston, N.A. during fiscal year 1998. This credit facility is used to fund the payment of deferred selling commissions paid on sales of Class B and C shares. At March 31, 1998, the principal outstanding balance was $6.8 million as compared to $5 million at March 31, 1997.

         Occupancy and equipment rental increased $135,000, or 21%, due to the expansion of office space to accommodate the increased staffing levels, as discussed previously.

         IMI voluntarily limits total fund expenses for certain Ivy Funds and bears expenses in excess of such limits. The decrease of $164,000, to $951,000, in the reimbursement to the Funds for expenses is primarily attributable to the sale of the municipal funds that comprised the Mackenzie Series Trust, which received reimbursement for expenses.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity and capital resources are primarily derived from the operating cash flows received by MIMI from managing and providing investment advisory services to mutual funds offered in the U.S. and from providing sub-advisory services to the Canadian Funds. MIMI manages it resources to ensure the availability of sufficient cash flows to meet all of its financial commitments.

         In March 1999, the Class B deferred selling commission asset was sold to an unrelated third party. The sale resulted in proceeds of approximately $21 million. The cash received will be used for general corporate purposes. As a result of the sale of the Class B deferred selling commission asset, the purchaser will receive 12b-1 Distribution Fees and any contingent deferred sales charges upon redemption of the asset sold. MIMI estimates that cash flows in fiscal year 2000 will decrease by approximately $8 million due to the estimated decrease in 12b-1 Distribution Fees and redemption fees resulting from the transaction. In March 1999, MIMI repaid BankBoston, N.A. all amounts outstanding under its credit facility, which was used to fund the commissions paid to brokers.

         MIMI is currently negotiating a $10 million line of credit with a local lending institution. The purpose of the line is for general working capital and short-term capital expenditures.

         At March 31, 1999, MIMI increased its position in cash and cash equivalents to $51.0 million from $20.9 million at March 31, 1998. This $30.1 million increase resulted from (i) cash flows from operating activities of $16.5 million; (ii) net proceeds of $20.1 million from the sale of the Class B deferred selling commission asset, which are included in cash flows from investing activities; (iii) repayment of $6.8 million under its credit facility; and (iv) a net of $305,000 from the exercise of stock options and the purchase and retirement of MIMI's common stock. Included in cash equivalents at March 31, 1999 and June 30, 1999 are $29.4 million and $29.7 million, respectively, of short-term investments that can be readily converted to cash.

         At June 30, 1999, MIMI decreased its cash position in cash and cash equivalents to $39.5 million from $51.0 million at March 31, 1999. This $11.5 million decrease resulted from (i) cash flows used in operating activities of $9.7 million, primarily related to federal and state income taxes paid; (ii) purchases of property and equipment of $196,000; and (iii) purchase and retirement of MIMI's common stock for $1,593,000.

         The payment of deferred selling commissions to broker/dealers decreased to $3.9 million for fiscal year 1999 from $11.5 million for fiscal year 1998. For the quarter ended June 30, 1999, the payments of deferred selling commissions to broker/dealers decreased to $689,000 from $1,642,000 for the quarter ended June 30, 1998. The decreases in deferred selling commissions is believed to be attributable primarily to the closing of IIF to new investors and, in the opinion of management, investor apprehension towards international investing. Commission payments made during the fiscal year 1999 and the quarter ended June 30, 1999 were funded internally from operations.

         Expenditures for capital assets were $696,000 and $837,000 for the fiscal years ended March 31, 1999 and 1998, respectively. Expenditures for capital assets were $196,000 and $232,000 for the quarters ended June 30, 1999 and June 30, 1998, respectively. These expenditures were primarily for computer equipment and software enhancements, and were internally funded. MIMI anticipates investing approximately an additional $500,000 during fiscal year 2000 in equipment and technology.

YEAR 2000 PROJECT

         In 1996, MIMI began the process of identifying, evaluating and implementing changes to its critical computer programs and equipment to address the year 2000 issue. MIMI's year 2000 project plan includes discovery, assessment, remediation, system testing, contingency planning and internal certification. MIMI's business areas are in various stages of completion of this project plan. MIMI has completed 100% of the assessment, remediation and system testing for internal mission critical information technology and non-information technology systems. Internal systems have been certified as being year 2000 compliant. MIMI continues integration testing among internal systems. MIMI continues testing with third-party vendors of mission-critical information technology systems as well. The testing is precautionary and will continue through the end of calendar year 1999.

         To date, MIMI has incurred expenses of approximately $18,000 during fiscal years 1997 and 1998 and $47,000 during fiscal year 1999 related to discovery, assessment, strategy, remediation, system testing and internal certification. MIMI expects to incur another $20,000 of such expenses during fiscal year 2000. Existing staff has been redeployed to address the year 2000 project. MIMI does not believe that the redeployment of existing staff has had or will have a material adverse effect on its business, results of operations or financial position.

         The impact of year 2000 issues on MIMI will depend not only on the corrective actions that it takes, but also on the way in which year 2000 issues are addressed by businesses and other third parties that provide services or data to, or receive services or data from, MIMI. To reduce this exposure, MIMI has an on-going process of contacting mission critical third-party vendors to determine their year 2000 plans and target dates. As of July 15, 1999, MIMI has not been advised by any such third-party vendors that they will not be year 2000 compliant. However, in many cases, MIMI is not in a position to verify the accuracy or completeness of the information it receives from third parties and as a result is dependent on their willingness and ability to disclose, and to address, their Year 2000 problems. While MIMI has received assurances from some of its critical vendors regarding Year 2000 compliance, such assurances have been qualified and it is not clear whether or not such assurances are legally enforceable. Thus, notwithstanding MIMI's efforts, there can be no assurance that mission critical third-party vendors will adequately address their year 2000 issues.

         MIMI has developed contingency plans to address risks associated with year 2000 issues. These activities include retaining and testing off-site recovery procedures with a third party service to ensure that computer and communications hardware will function. In addition, MIMI is developing and testing manual procedures as alternatives to mission critical processes.

         Until the year 2000 event actually occurs and for a period of time thereafter, there can be no assurance that there will be no problems related to year 2000. The year 2000 technology challenge is an unprecedented event. If year 2000 issues are not adequately addressed by MIMI and third parties, MIMI could face, among other things, business disruptions, operational problems, financial losses, legal liability and similar risks, and MIMI's business, results of operations and financial position could be materially adversely affected.


ITEM 3.  PROPERTIES

The Company's corporate, research and administrative offices are located in leased premises, which consist of the following:

o Approximately 27,000 square feet located at Via Mizner Financial Plaza, 700 South Federal Highway, Boca Raton, Florida 33432 for an average rent per year of approximately $680,000. The lease expires year 2001.

o Approximately 5,300 square feet located at 1239-1287 East Newport Center Drive, Suite 106 & 205, Deerfield Beach, Florida 33442 for an average rent per year of $70,000. The lease expires year 2001.

o Approximately 1,800 square feet located at 200 East Broward Boulevard, Suite 1100, Fort-Lauderdale, Florida 33301 for an average rent per year of $51,000. The lease expires year 2000.

     The Company's headquarters are located in the Boca Raton facility.

All premises are leased from unaffiliated entities, and the Company believes that the facilities currently occupied by it are satisfactory for its present needs.



ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 1999, certain information as to holdings of the Company's common stock by the shareholders of the Company at that date.



------------------------------------------------------------------------------
        Title of Class           Name and Address of   Amount and Nature of     Percent of Class
                                  Beneficial Owner     Beneficial Ownership

------------------------------------------------------------------------------
> 5% Ownership Common Stock,     Mackenzie Financial      15,987,910 (1)             83.20%
$.01 par value per share         Corporation, ATTN:
                                 Mr. James T. Dryburgh
                                 C.A., Vice President
                                 Finance
                                 150 Bloor Street West,
                                 Suite 400
                                 Toronto, Ontario
                                 M5S 2X9 Canada
------------------------------------------------------------------------------
> 5% Ownership                   Canadian Depository       2,091,180 (2)              10.89%
Common Stock, $.01 par value     For Securities Ltd.
per share                        25 The Esplanade
                                 Box 1038 Station A
                                 Toronto, Ontario
                                 M5E  IW5 Canada
------------------------------------------------------------------------------

(1)  All shares are owned of record and beneficially.
(2) The entity set forth above is the shareholder of record (for the benefit of its customers) and may be deemed to be the beneficial owner of certain of the shares listed for certain purposes under the securities laws, although it generally does not have an economic interest in these shares and would ordinarily disclaim any beneficial ownership therein.

The following table sets forth, as of March 31, 1999, certain information as to the holdings of the Company by the Company's officers and directors.




---------------------------------------------------------------------------------------------------------
                                                          Amount and Nature of
        Title of Class         Name of Beneficial Owner   Beneficial Ownership    Percent of Class
                                                          Common Stock/Options
---------------------------------------------------------------------------------------------------------
Common Stock/Stock Options     James W. Broadfoot III     44,000/141,000                  *
Common Stock/Stock Options     Keith J. Carlson**         0/127,500                       *
Common Stock/Stock Options     C. William Ferris          20,000/123,500                  *
Common Stock/Stock Options     Michael G. Landry***       0/190,000                       *
Common Stock/Stock Options     Barbara J. Trebbi          0/79,000                        *
Common Stock/Stock Options     All Directors & Officers   82,200/671,000                  *
                               as a group (12 persons)
---------------------------------------------------------------------------------------------------------

  *   Represent less than 1%
 ** Keith J. Carlson served as President and Chief Executive Office from July 1999 to present. Prior thereto, he served as Executive Vice President and Chief Operating Officer since October 1997.
*** Michael G. Landry served as President and Chief Executive Officer from August 1987 to July 1999.

There are no arrangements known to the Company, including any pledge by any person of the securities of the Company or MFC, the operation of which may at a subsequent date result in a change in control of the Company.


ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, municipalities of residence, the position held with MIMI and the principal occupation during the past five years of the directors and senior officers of MIMI. All directors have been elected to hold office until the next annual meeting of shareholders of MIMI.

         DIRECTORS AND EXECUTIVE OFFICERS


         James W. Broadfoot III           Age    Senior Vice President, Director and Portfolio Manager since
         Boca Raton, Florida              56     June 1995. Senior Vice President and Portfolio Manager
                                                 since August 1990.  President,  IMI since
                                                 October 1997.  President and  Interested  Trustee of Ivy Fund
                                                 since July 1999.  Prior  thereto,  Vice President of Ivy Fund since  June  1996.

         Keith J. Carlson                 Age    President,  Chief Executive Officer,  and Director since July
         Coral Springs, Florida           43    1999.  Prior  thereto,  Executive  Vice  President  and Chief
                                                 Operating  Officer from  December  1997 to July 1999.  Senior
                                                 Vice President  August 1989 to December  1997.  Director from
                                                 April  1985 to  October  1996.  Director  of IMDI  since June
                                                 1993.  President  and Chief  Executive  Officer of IMDI since
                                                 December 1994.  Director of IMI since  November 1992.  Senior
                                                 Vice President IMI since August 1994.  President of IMSC from
                                                 June 1993 to  February  1996.  Director  of IMSC  since  June
                                                 1993.  Chairman  and  Trustee  of Ivy Fund  since  July 1999.
                                                 Prior  thereto,  President of Ivy Fund since  December  1996.
                                                 President and Trustee of Mackenzie  Solutions  since November
                                                 1998.

         Alan J. Dilworth                 Age    Director of MIMI since  December  1996.  President,  Alan J.
         Toronto, Canada                  68     Dilworth  Consulting,  Inc. , from September 1995 to present.
                                                 Prior  thereto,  Partner  and  Senior  Counsel,   Deloitte  &
                                                 Touche,  Chartered  Accountants,  from 1993 to 1995. Director of MFC since  January  1999.  Director  and  Chairman  of St.
                                                 Michael's  Hospital  (Toronto) Research Institute since 1994.
                                                 Director  and  Chairman  of  St.  Michael's   Hospital  Crown
                                                 Foundation  since  December  1996.  Director and Secretary of
                                                 Mary Centre of the  Archdiocese  of Toronto  since June 1996.
                                                 Director of Toronto Lawn Tennis Club since April 1997.

         C. William Ferris                Age    Senior   Vice   President,   Chief   Financial   Officer  and
         Palm Beach Gardens, Florida      54     Secretary/Treasurer  since  June 1995.  Director,  IMSC since
                                                 December 1994. President,  IMSC since February 1996. Director and  Senior  Vice  President  of IMDI  since  December  1994.
                                                 Senior Vice  President,  IMI since December  1994.  Secretary
                                                 and  Treasurer  of  Ivy  Fund  since  February   1994.   Vice
                                                 President,  Secretary  and  Treasurer of Mackenzie  Solutions
                                                 since November 1998.




         James L. Hunter                  Age    Director since  September  1994.  Chairman from 1995
         Etobicoke, Ontario               47     to  March  1997.  Director,  President  and  Chief  Executive
                                                 Officer,  MFC, since 1997.  Executive Vice President
                                                 and Chief  Executive  Officer from September 1992 to
                                                 January   1997. Prior  thereto,  Chief  Financial  Officer and
                                                 Senior  Vice President  from  September  1992  to May  1995.
                                                 Director and Chairman of Cundill Funds Inc.  since  September
                                                 1998.  Director and Chairman of  Execuhold  Investment  Ltd.,
                                                 since  March  1992. Director  of  IMI  since  August  1994.
                                                 Director and Chairman of Mackenzie  Financial  Services since
                                                 October  1994.  Director  and Chairman of  Mackenzie  M.E.F.
                                                 Management  Inc.  since  August 1994.  Director and Chairman
                                                 M.R.S.  Securities  Services Inc. since June 1996.  Director and
                                                 Chairman  of M.R.S.  Trust  Co. since  September  1993. Director and Chairman of Multiple Retirement  Services  Inc. from March
                                                 1993.

         Neil Lovatt                      Age    Chairman  and   Director   since   September   1994.
         Unionville, Ontario              58     Vice-Chairman  of MFC  since  October  1994.  Prior  thereto,
                                                 Senior Vice President,  MFC, from April 1992 to October 1994.
                                                 Prior thereto, Vice President,  MFC, from April 1989 to April
                                                 1992.  Director of Mackenzie  Financial  Services Inc.  since
                                                 October  1994.  Director of IMI since August  1994.  Director
                                                 of  M.R.S.  Trust  Company  since  June  1999.   Governor  of
                                                 Cundill Funds (Board of Governors) since September 1998.

         Alasdair J. McKichan             Age    Director  since  November  1994.  Associate of KPMG
         Cambellville, Ontario            68     since  February  1995.  CEO  of  McKichan  Associates  since
                                                 December 1994. Prior thereto, President, Retail Council of Canada from 1975 to 1994. Director of MFC since 1994.

         Allan S. Mostoff, Esq.           Age    Director  since  December  1998.  Senior  Partner of
         Falls Church, Virginia           66     Dechert Price & Rhoads since March 1976.

         Michael R. Peers                 Age    Director  since October 1996.  Director,  Ivy Fund,
         Hamilton, Bermuda                69     from  1972  to  1996.  Chairman,  Ivy  Fund,  from  1974  to
                                                 December 2, 1996.  Chairman and Principal,  Ivy Management,
                                                 Inc. from 1980 to 1992.

         Dolph W. von Arx                 Age    Director of MIMI.  Chairman,  NCH Healthcare  System,  since
         Naples, Florida                  64     June 1998.  Prior thereto,  Chairman,  Morrison  Restaurants
                                                 Inc. from February  1966 to June 1998.  Chairman,  President and Chief Executive Officer of Planters  Lifesavers Company,
                                                 an  affiliate  of R.J.R.  Nabisco,  Inc.  from 1988 to 1992.
                                                 Director of Ruby  Tuesdays,  Inc.  since  1993.  Director of
                                                 Cree Research  Inc.  since 1992.  Director of  International
                                                 Multifoods Corp.  since 1997.  Director of Northern Trust of
                                                 Florida Corp.  since 1999.  Director of BMC Fund Inc.  since
                                                 1996.




         Vice President

         Thomas H. Bivin, Jr.           Age 60   Vice  President and National  Sales Manager since  September
                                                 1999.  Executive  Vice  President and National Sales Manager
                                                 for Ivy  Mackenzie  Distributors,  Inc.  since  August 1999.
                                                 Prior  thereto,  wholesaler  for  Fidelity  Investments  and
                                                 Eaton Vance.

         Barbara J. Trebbi              Age 33   Vice President and Portfolio  Manager since  September 1994.
         Fort-Lauderdale, Florida                Prior  thereto,  Assistant Vice President from August
                                                 1991 to September  1994.  Senior Vice  President,  IMI since
                                                 February 1996


The members of Audit, Finance and Risk Committee are Alan J. Dilworth, Chairman, James L. Hunter and Michael R. Peers. The members of the Human Resources and Corporate Governance Committee are Michael R. Peers, Chairman, Alasdair J. McKichan, Allan S. Mostoff, Esq. and Dolph W. von Arx.



ITEM 6.  EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------
     NAME AND                FISCAL     SALARY      BONUS   OTHER ANNUAL       OPTIONS                      ALL OTHER
 PRINCIPAL POSITION           YEAR        ($)        ($)   COMPENSATION ($)      (#)                     COMPENSATION ($)
--------------------------------------------------------------------------------------------------------------------------
                              1999      375,000    275,000                     190,000
   Michael G. Landry *        1998      375,000    484,375         0           100,000                          0
                              1997      350,000    422,860                     640,000
--------------------------------------------------------------------------------------------------------------------------
                              1999      250,000    245,406                     141,000
James W. Broadfoot            1998      250,000    343,125         0            90,000                          0
  Senior Vice-President       1997      225,000    335,608                     144,000
--------------------------------------------------------------------------------------------------------------------------
                              1999      250,000    188,000                     127,500
   Keith J. Carlson**         1998      250,000    300,000         0           156,000                          0
                              1997      185,000    237,110                     144,000
--------------------------------------------------------------------------------------------------------------------------
   C. WIlliam Ferris
      Senior Vice-            1999      165,000    130,000                     123,500
    President, Chief          1998      165,000    233,154         0           130,000                          0
   Financial Officer and      1997      150,000    184,195                      90,000
    Secretary/Treasurer
--------------------------------------------------------------------------------------------------------------------------
                              1999      175,000    135,253                      79,000
   Barbara J. Trebbi          1998      146,000    118,700         0            76,000                          0
     Vice-President           1997      120,000     76,160                      76,000
--------------------------------------------------------------------------------------------------------------------------


o Long Term Compensation Awards reflect the aggregate amounts outstanding at the end of each fiscal year.

o As permitted by applicable securities regulation, perquisites and other personal benefits which do not exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus for any of the named executive officers have not been disclosed.

 * Michael G. Landry served as President and Chief Executive Officer from August 1987 to July 1999.

** Keith J. Carlson served as President and Chief Executive Office from July 1999 to present. Prior thereto, he served as Executive Vice President and Chief Operating Officer since October 1997.

         STOCK OPTION GRANTS IN LAST FISCAL YEAR

         FROM 4/1/1998 TO 3/31/1999

----------------- ---------- ---------- ---------- --------------- ------------ ----------- ------------- -----------
NAME              OPTIONS    PERCENT    OPTION     MARKET PRICE    EXPIRATION   POTENTIAL   REALIZABLE      VALUE
                  GRANTED    OF TOTAL   PRICE      ON GRANT DATE   DATE             0%           5%          10%
                             GRANTED    U.S. $     U.S. $
----------------- ---------- ---------- ---------- --------------- ------------ ----------- ------------- -----------
James W.           21,000      3.12%    4.3000     4.3000          3/26/2004        $0      $24,948       $55,129
Broadfoot SSN      17,000      2.52%    5.7800     5.7800          9/10/2003        $0      $27,147       $59,989
###-##-####        13,000      1.93%    9.6200     9.6200          5/29/2003        $0      $34,552       $76,350
----------------- ---------- ---------- ---------- --------------- ------------ ----------- ------------- -----------
Keith J.           27,500      4.08%    4.3000     4.3000          3/26/2004        $0      $32,670       $72,193
Carlson SSN        22,600      3.35%    5.7800     5.7800          9/10/2003        $0      $36,090       $79,750
###-##-####        17,400      2.58%    9.6200     9.6200          5/29/2003        $0      $46,246       $102,192
----------------- ---------- ---------- ---------- --------------- ------------ ----------- ------------- -----------
C. William         21,000      3.12%    4.3000     4.3000          3/26/2004        $0      $24,948       $55,129
Ferris SSN         12,500      1.85%    5.7800     5.7800          9/10/2003        $0      $19,961       $44,109
###-##-####        10,000      1.48%    9.6200     9.6200          5/29/2003        $0      $26,578       $58,731
----------------- ---------- ---------- ---------- --------------- ------------ ----------- ------------- -----------
Michael G.         40,000      5.93%    4.3000     4.3000          3/26/2004        $0      $47,520       $105,008
Landry SSN         28,500      4.23%    5.7800     5.7800          9/10/2003        $0      $45,512       $100,569
###-##-####        21,500      3.19%    9.6200     9.6200          5/29/2003        $0      $57,143       $126,272
----------------- ---------- ---------- ---------- --------------- ------------ ----------- ------------- -----------
Barbara J.         16,000      2.37%    4.3000     4.3000          3/26/2004        $0      $19,008       $42,003
Trebbi  SSN        13,000      1.93%    5.7800     5.7800          9/10/2003        $0      $20,760       $45,874
###-##-####        10,000      1.48%    9.6200     9.6200          5/29/2003        $0      $26,578       $58,731
----------------- ---------- ---------- ---------- --------------- ------------ ----------- ------------- -----------


         During the fiscal year ended March 31, 1999, grants of options to purchase 291,000 common shares of the Company were issued to the named executive officers. The options were granted on May 29, 1998, September 10, 1998 and March 26, 1999 at an exercise price of $14.00 (Canadian), $8.80 (Canadian) and $6.50 (Canadian), respectively per share, being the share price at the closing of trading on May 28, 1998, September 9, 1998, and March 25, 1999, respectively.

         EXERCISE OF STOCK OPTIONS

         The following table contains details of the shares acquired on: (i) the exercise of options by the named executive officers during the most recent fiscal year; (ii) the value realized from the exercise of those options; (iii) the unexercised options at March 31, 1999; and
         (iv) the financial year-end value of options previously granted to the named executive officers, but which have not yet been exercised:

Aggregated Options Exercised during the Most Recently Completed Financial Year and Financial Year -End Option Values


--------------------- --------------------- ---------------------- ------------------------- -------------------------
                                                                                               Value of Unexercised
                                                                    Number of Unexercised    In-the-Money Options at
        Name           Shares Acquired on      Value Realized         Options at Fiscal      Fiscal Year-end (U.S.$)
                          Exercise (#)               ($)            Year-end Exercisable/          Exercisable/
                                                                        Unexercisable             Unexercisable
--------------------- --------------------- ---------------------- ------------------------- -------------------------
James W. Broadfoot             0                      0                 90,000/51,000                0/$6,930
--------------------- --------------------- ---------------------- ------------------------- -------------------------
Keith J. Carlson             96,000                728,160              60,000/67,500                0/$9,075
--------------------- --------------------- ---------------------- ------------------------- -------------------------
C. William Ferris            50,000                376,000              80,000/43,500            $101,400/$6,930
--------------------- --------------------- ---------------------- ------------------------- -------------------------
Michael G. Landry              0                      0                 100,000/90,000              0/$13,200
--------------------- --------------------- ---------------------- ------------------------- -------------------------
Barbara J. Trebbi            36,000                273,960              40,000/39,000                0/$5,280
--------------------- --------------------- ---------------------- ------------------------- -------------------------

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Not Applicable

ITEM 8.  LEGAL PROCEEDINGS

         There are currently no legal proceedings pending to which the Company is a party or of which any of its property is the subject. Further, there are no material legal proceedings to which any director, officer, or affiliate of the Company or any associate thereof is a party adverse to the Company. There are no material administrative or judicial proceedings pending or known to be contemplated by any governmental authorities.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's common shares are traded on the TSE under the ticker symbol MCI. The current bylaws of the TSE require every TSE listed company incorporated under the laws of Canada or any province to disclose to shareholders, on an annual basis, its corporate governance practices. That statement of corporate governance practices must indicate whether the Company complies with the guidelines for effective corporate governance contained in the TSE Guidelines and, if not, the reasons for the differing practices. As the Company is a foreign issuer in Canada, it is not technically required to comply with the TSE Guidelines. However, the Company has adopted the same approach to corporate governance as its majority shareholder, MFC, which follows the TSE Guidelines.

         The following table sets forth the high and low sales prices for the Company's common stock in U.S. dollars. The prices were obtained from the TSE in Canadian dollars and translated at each respective day's spot rate to U.S dollars.

                                     1999 Fiscal Year                             1998 Fiscal Year
          Quarter                  High             Low                        High               Low
   -----------------------       ---------        ---------                  ----------        ----------
   April-June                      $13.31            $8.20                       $7.32             $5.87
   July-September                   10.48             4.79                       24.55              6.70
   October-December                  7.15             3.90                       25.16             15.99
   January-March                     5.90             3.77                       17.02             12.97


         MIMI's stock option plan was adopted by the Board of Directors on August 31, 1994 (the "1994 Plan"). In accordance with the rules of the TSE, effective September 10, 1998, MIMI amended the 1994 Plan to fix the maximum number of shares issuable under the 1994 Plan at 3,051,800 common shares, representing 10% of the issued and outstanding common shares of MIMI's then outstanding shares less the common shares issued on the exercise of options within the preceding year. On March 31, 1999, there were 1,372,500 options outstanding.

         At the shareholder meeting held on September 9, 1999, management proposed thaand the shareholders approved an amendment to the 1994 Plan so that the new maximum limit of common shares to be reserved for issuance under the 1994 Plan was increased from 3,051,800 shares to 3,114,220 shares.

         There are currently over 160 registered shareholders of the Company. As of March 31, 1999, MFC was the primarily shareholder holding 15,987,910 shares, or 83.2% of the Company.

         Although MIMI is permitted to pay dividends of up to 15% of its consolidated net income under the terms of its credit facility with BankBoston, N.A., MIMI expects that its earnings will be retained for use in the operation and expansion of its business and therefore does not intend to pay any cash dividends on Common Shares in the foreseeable future. Any future determination as to the payment of cash dividends would depend on the earnings and financial position of MIMI at such time, as well as applicable legal restrictions and such other factors as the Board of Directors of MIMI may deem appropriate.


ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

         In December 1996, MIMI completed an underwritten public offering of 1,000,000 shares of its common stock, on the TSE, at a public offering price of $US 6.25 ($Cdn. 8.50) per share, pre-split, (the "Offering"). The net proceeds from the Offering of approximately $US 5.3 million were used to finance MIMI's growth, which included the funding of deferred selling commissions paid to broker-dealers on the sale of Class B and Class C shares of the Funds.

The three underwriters for the transactions were:

o Nesbitt Burns Inc. (a majority-owned subsidiary of a Canadian chartered bank)

o     Midland Walwyn Capital Inc. (a wholly-owned subsidiary of Midland Walwyn
      Inc.)

o RBC Dominion Securities Inc. (a majority-owned subsidiary of a Canadian chartered bank)

The total underwriters fees were $0.55 per share (Canadian dollar).


ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          The Company is authorized to issue 100,000,000 shares of common stock, par value $.01 per share. Each share of common stock is entitled to participate pro rata in dividends and distributions, if any, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor.

         Upon liquidation of the Company's assets then legally available for distribution to the holders of the Company's common stock, such assets are to be distributed ratably among such holders in proportion to their share holdings.

         Shares of common stock are not redeemable, do not have preemptive rights or conversion rights and are not subject to call. The shares of common stock presently outstanding are fully paid and non-assessable.

         Each shareholder of record is entitled to one vote for each share of common stock held on every matter properly submitted to the shareholders for their vote. Cumulative voting is not permitted on any matters submitted to shareholders for a vote.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware law authorizes a Delaware corporation to eliminate or limit the personal liability of a director to the corporation and its shareholders for monetary damages for breach of certain fiduciary duties as a director. The Company believes that such a provision is beneficial in attracting and retaining qualified directors and, accordingly, the Company's Bylaws include a provision eliminating liability for monetary damages for any breach of fiduciary duty as a director, except: (1) for any breach of the duty of loyalty to the Company or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for any transaction for which the director derived an improper personal benefit;
(4) for certain other actions. Thus, pursuant to Delaware law, directors of the Company are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that the action was taken in the best interest of the corporation), or for claims arising under the federal securities laws. The foregoing provisions of the Bylaws may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

Article 4 of the Company's Bylaws provides as follows:

RIGHT TO INDEMNIFICATION

         The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorney's fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceedings by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

ADVANCE OF EXPENSES

         Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceedings subject to the provisions of any applicable statute.

PROCEDURE FOR DETERMINING PERMISSIBILITY

         To determine whether any indemnification or advance of expenses under this Article 4 is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceedings may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statue have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

CONTRACTUAL OBLIGATION

         The obligations of the Company to indemnify a director or officer under this Article 4, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article 4 shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

INDEMNIFICATION NOT EXCLUSIVE; INURING OF BENEFITS

         The indemnification and advance of expenses provided by this Article 4 shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statue, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

INSURANCE AND OTHER INDEMNIFICATION

         The board of directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company's expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statue, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statue.


ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA - FINANCIAL STATEMENTS REQUIRED BY REG. S-X

The consolidated financial statements and the report thereon of PricewaterhouseCoopers LLP, independent certified public accountants, dated April 23, 1999 are filed as part of this Registration Statement. See Item 15.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not Applicable


ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants, page F-1

Consolidated Statements of Financial Condition as of March 31, 1999 and 1998, page F-2

Consolidated Statements of Operations for the years ended March 31, 1999, 1998 and 1997, page F-3

Consolidated Statements of Cash Flows for the years ended March 31, 1999, 1998 and 1997, page F-4

Consolidated Statements of Changes in Stockholders' Equity for the years ended March 31, 1999, 1998 and 1997, page F-5

Notes to Consolidated Financial Statements, pages F-6 to F-18

Condensed Consolidated Statement of Financial Condition as of June 30, 1999 (unaudited) and March 31, 1999, page F-19

Condensed Consolidated Statement of Operations for the three months ended June 30, 1999 and 1998 (unaudited), page F-20

Condensed Consolidated Statement of Cash Flows for the three months ended June 30, 1999 and 1998 (unaudited), page F-21

Notes to Condensed Consolidated Financial Statements,  page F-22

                      MACKENZIE INVESTMENT MANAGEMENT INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                          AS OF MARCH 31, 1999 AND 1998

              AND FOR THE YEARS ENDED MARCH 31, 1999, 1998 AND 1997





TABLE OF CONTENTS

                                                                                                        Pages

Report of Independent Certified Public Accountants                                                       F-1

Financial Statements:
    Consolidated Statements of Financial Condition as of
    March 31, 1999 and 1998                                                                              F-2

    Consolidated Statements of Operations for the years ended
    March 31, 1999, 1998 and 1997                                                                        F-3

    Consolidated Statements of Cash Flows for the years ended
    March 31, 1999, 1998 and 1997                                                                        F-4

    Consolidated Statements of Changes in Stockholders' Equity for the
    years ended March 31, 1999, 1998 and 1997                                                            F-5

    Notes to Consolidated Financial Statements                                                       F-6 to F-18

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Mackenzie Investment Management Inc.


In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Mackenzie Investment Management Inc. and its subsidiaries as of March 31, 1999 and 1998, and the results of their operations and their cash flows for the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida, U. S. A.
April 23, 1999

MACKENZIE INVESTMENT MANAGEMENT INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                    March 31,
                                                                           ----------------------------
  ASSETS                                                                       1999             1998

Cash and cash equivalents                                                  $51,032,223      $20,959,781
Receivables:
    Funds for fees and expense advances                                      5,372,633        6,053,690
    Other                                                                      854,343          691,730
Property and equipment, net of accumulated depreciation                      1,306,696        1,160,216
Management contracts, net of accumulated amortization of
    $6,831,667 in 1999 and $5,749,772 in 1998                                5,643,284        6,725,179
Deferred selling commissions                                                 1,761,002       24,903,294
Other assets                                                                 2,199,076        1,430,709
                                                                           -----------      -----------

          Total assets                                                     $68,169,257      $61,924,599
                                                                           ===========      ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Payable to Funds for purchases of Funds' shares and
      expense reimbursements                                               $   158,365      $    92,678
    Sub-advisory fees payable                                                3,447,159        3,763,947
    Accounts payable                                                           876,578          830,514
    Accrued expenses and other liabilities                                   2,138,424        2,398,945
    Note payable                                                                    --        6,800,000
    Income taxes payable                                                     9,241,917               --
    Deferred tax liability                                                       2,976        4,588,696
                                                                           -----------      -----------

          Total liabilities                                                 15,865,419       18,474,780
                                                                           -----------      -----------

Commitments

Stockholders' equity:
    Capital stock, $.01 par value, 100,000,000 and 30,000,000
       shares authorized as of March 31, 1999 and 1998, respectively;
       19,210,200 and 18,917,000 shares issued and outstanding as
       of March 31, 1999 and 1998, respectively                                192,102          189,170
    Additional paid-in capital                                              40,403,488       40,101,057
    Retained earnings                                                       11,708,248        3,159,592
                                                                           -----------      -----------

          Total stockholders' equity                                        52,303,838       43,449,819
                                                                           -----------      -----------

          Total liabilities and stockholders' equity                       $68,169,257      $61,924,599
                                                                           ===========      ===========





The accompanying notes are an integral part of these consolidated financial statements

MACKENZIE INVESTMENT MANAGEMENT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              For the Years Ended March 31,
                                                       --------------------------------------------
                                                           1999             1998             1997

Revenues:
    Management fees                                    $33,812,998      $33,223,349      $18,325,665
    Sub-advisory fees from Canadian Funds                5,994,295        5,556,333        3,953,623
    12b-1 Service and Distribution fees                 14,675,809       14,649,757        7,095,643
    Transfer agent fees                                  3,018,847        3,012,911        3,021,754
    Administrative services fees                         3,415,947        3,396,325        1,999,076
    Fund accounting fees                                   707,358          724,670          634,312
    Underwriting fees                                      140,940          515,823          843,263
    Redemption fees                                      3,054,426        1,946,276          523,266
    Interest, dividends and other                        1,435,261        2,070,447          746,364
                                                       -----------      -----------      -----------

                                                        66,255,881       65,095,891       37,142,966
                                                       -----------      -----------      -----------

Expenses:
    Sales literature, advertising and promotion          2,429,708        3,881,964        2,351,834
    12b-1 Service fees                                   9,036,835        7,082,591        3,647,173
    Employee compensation and benefits                  10,335,240        9,603,448        7,331,197
    Sub-advisory fees                                   14,826,319       14,672,847        6,948,083
    Amortization of management contracts                 1,081,895        1,095,782        1,115,223
    Amortization of deferred selling commissions         6,202,132        7,065,446        2,772,084
    Depreciation                                           549,930          336,549          267,959
    General and administrative                           4,990,050        3,664,911        3,436,651
    Interest                                               473,842          483,645          234,158
    Occupancy and equipment rental                         962,903          767,535          632,514
    Reimbursement to Funds for expenses                  1,667,174          950,898        1,114,785
                                                       -----------      -----------      -----------

                                                        52,556,028       49,605,616       29,851,661
                                                       -----------      -----------      -----------

    Income before income taxes                          13,699,853       15,490,275        7,291,305

         Provision for income taxes                      5,151,197        5,964,056               --
                                                       -----------      -----------      -----------

    Net income                                         $ 8,548,656      $ 9,526,219      $ 7,291,305
                                                       ===========      ===========      ===========

    Basic earnings per share:                                 0.45             0.51             0.44
                                                       ===========      ===========      ===========

         Weighted average number of common
             shares outstanding used in basic
             calculation                                19,137,480       18,644,026       16,597,826
                                                       ===========      ===========      ===========

    Diluted earnings per share:                               0.44             0.49             0.43
                                                       ===========      ===========      ===========

         Weighted average number of common and
             common equivalent shares outstanding
             used in diluted calculation                19,267,093       19,306,659       17,026,839
                                                       ===========      ===========      ===========


The accompanying notes are an integral part of these consolidated financial statements

MACKENZIE INVESTMENT MANAGEMENT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     For the Years Ended March 31,
                                                                         --------------------------------------------------
                                                                             1999               1998               1997
Cash flows from operating activities:
    Net income                                                           $  8,548,656       $  9,526,219       $  7,291,305
    Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
       Depreciation                                                           549,930            336,549            267,959
       Amortization of management contracts                                 1,081,895          1,095,782          1,115,223
       Amortization of deferred selling commissions                         6,202,132          7,065,446          2,772,084
       Deferred tax expense                                                 4,656,197          5,806,756                 --
       Payment of deferred selling commissions                             (3,876,736)       (11,489,731)       (17,063,321)
       Change in assets and liabilities:
          Receivables                                                         518,444         20,736,957        (22,087,632)
          Management contracts                                                     --            232,449                 --
          Other assets                                                       (768,367)          (519,915)          (360,931)
          Payable to Funds for purchases of Fund shares                         1,527        (22,654,680)        19,850,132
          Payable to Funds for expense reimbursements                          64,160              2,720              7,459
          Sub-advisory fees payable                                          (316,788)         1,307,027          1,473,328
          Accounts payable, accrued expenses  and other liabilities          (214,457)           594,926          1,229,372
                                                                         ------------       ------------       ------------

Net cash provided by (used in) operating activities                        16,446,593         12,040,505         (5,505,022)
                                                                         ------------       ------------       ------------

Cash flows from investing activities:
    Purchases of property and equipment                                      (696,410)          (836,785)          (408,242)
    Proceeds from the sale of deferred selling commissions, net            20,816,896                 --                 --
                                                                         ------------       ------------       ------------

Net cash provided by (used in) investing activities                        20,120,486           (836,785)          (408,242)
                                                                         ------------       ------------       ------------

Cash flows from financing activities:
    Note payable borrowings                                                        --          1,800,000          3,300,000
    Note payable repayments                                                (6,800,000)                --                 --
    Proceeds from the issuance of common stock                                     --                 --          6,250,000
    Costs associated with the issuance of common stock                             --           (135,231)          (946,906)
    Purchase and retirement of common stock                                  (108,537)                --                 --
    Proceeds from the exercise of stock options                               413,900          1,271,350                 --
                                                                         ------------       ------------       ------------

Net cash (used in) provided by financing activities                        (6,494,637)         2,936,119          8,603,094
                                                                         ------------       ------------       ------------

Net increase in cash and cash equivalents                                  30,072,442         14,139,839          2,689,830

Cash and cash equivalents, beginning of year                               20,959,781          6,819,942          4,130,112
                                                                         ------------       ------------       ------------

Cash and cash equivalents, end of year                                   $ 51,032,223       $ 20,959,781       $  6,819,942
                                                                         ============       ============       ============

Supplemental disclosures:
    Interest paid                                                        $    490,783       $    461,268       $    216,399
                                                                         ============       ============       ============
    Income taxes paid                                                    $    495,000       $    157,300       $         --
                                                                         ============       ============       ============


The accompanying notes are an integral part of these consolidated financial statements

MACKENZIE INVESTMENT MANAGEMENT INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended March 31, 1999, 1998 and 1997



                                                                                         (Accumulated
                                                   Common Stock           Additional        Deficit)/        Total
                                              -----------------------       Paid-in         Retained      Stockholders'
                                                 Shares        Amount       Capital         Earnings          Equity
                                              -----------    ---------    ------------    ------------    ------------
Balance, March 31, 1996                         8,000,000    $  80,000    $ 32,552,954    $(13,657,932)   $ 18,975,022

Issuance of common stock in
    connection with public offering, net of
    issuance costs of $946,906                  1,000,000       10,000       5,293,094              --       5,303,094

Net income for the year                                --           --              --       7,291,305       7,291,305
                                              -----------    ---------    ------------    ------------    ------------

Balance, March 31, 1997                         9,000,000       90,000      37,846,048      (6,366,627)     31,569,421

Two-for-one stock split (Note 9)                9,000,000       90,000         (90,000)             --              --

Issuance of common stock issued under
    stock option plan                             917,000        9,170       1,262,180              --       1,271,350

Tax benefit related to the exercise of
    employee stock options                             --           --       1,218,060              --       1,218,060

Costs associated with the issuance of
      common stock                                     --           --        (135,231)             --        (135,231)

Net income for the year                                --           --              --       9,526,219       9,526,219
                                              -----------    ---------    ------------    ------------    ------------

Balance, March 31, 1998                        18,917,000      189,170      40,101,057       3,159,592      43,449,819

Issuance of common stock under
        stock option plan                         316,000        3,160         410,740              --         413,900

Purchase and retirement of common stock           (22,800)        (228)       (108,309)             --        (108,537)

Net income for the year                                --           --              --       8,548,656       8,548,656
                                              -----------    ---------    ------------    ------------    ------------

Balance, March 31, 1999                        19,210,200    $ 192,102    $ 40,403,488    $ 11,708,248    $ 52,303,838
                                              ===========    =========    ============    ============    ============



The accompanying notes are an integral part of these consolidated financial statements

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       Mackenzie Investment Management Inc. ("MIMI") is a majority-owned subsidiary of Mackenzie Financial Corporation of Toronto, Ontario ("MFC"). MIMI is an investment adviser and has three wholly-owned subsidiaries as follows: Ivy Management, Inc. ("IMI"), an investment adviser; Ivy Mackenzie Distributors, Inc. ("IMDI"), a broker/dealer; and Ivy Mackenzie Services Corp. ("IMSC"), a transfer agent. MIMI and IMI (the "Advisers") are registered with the Securities and Exchange Commission ("SEC") as investment advisers. IMDI is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. IMSC is registered with the SEC as a transfer agent.

       The Advisers are engaged in the management of Ivy Fund, a registered investment company consisting of eighteen funds (collectively the "Funds") at March 31, 1999. The Advisers have exclusive management agreements entitling them to manage the Funds. The Advisers also provide sub-advisory services to nine Universal mutual funds sold only in Canada and managed by MFC (the "Canadian Funds").

       IMDI, as the broker-dealer, has underwriting agreements with the Funds entitling IMDI to the exclusive right to sell redeemable shares of the Funds. In addition, IMDI also receives distribution fees from certain of the Funds for purposes of advertising and marketing the shares of such Funds.

       IMSC serves as transfer agent and dividend paying agent for the Funds and provides certain shareholder and shareholder related services as are required by the Funds.

       MIMI also provides certain additional services for the Funds, such as fund accounting and administrative services.

       BASIS OF PRESENTATION

       The consolidated financial statements include the accounts of MIMI, IMI, IMDI and IMSC (the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

       The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and are denominated in U. S. currency. The following is a summary of significant accounting policies consistently followed by the Company in the preparation of its consolidated financial statements.

       CASH EQUIVALENTS

       The Company includes as cash equivalents: demand deposits in interest bearing bank accounts, short-term investments, repurchase agreements, and investments in U.S. Government Securities with original maturities of three months or less when purchased.

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



1.     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
       CONTINUED:

       PROPERTY AND EQUIPMENT AND DEPRECIATION

       Property and equipment, which are stated at cost, are depreciated on a straight-line basis over the estimated useful life of the related assets, which range from three to five years except for leasehold improvements. Leasehold improvements are amortized over the lesser of the initial term of the building lease, which is eleven years, or the remaining term of the lease.

       Additions and improvements that significantly extend the useful life of an asset are capitalized. Other expenditures for repairs and maintenance are charged to operations in the period incurred. The cost and accumulated depreciation of assets sold or retired are removed from the accounts and any related gains or losses are included in operations for the period.

       MANAGEMENT CONTRACTS

       Management contracts, consisting principally of the cost of investment advisory and service contracts, are being amortized over periods not exceeding ten years from their date of inception. Management periodically assesses the value of its management contracts by considering the future economic benefit associated with the revenue capacity of the contracts.

       REIMBURSEMENT TO FUNDS FOR EXPENSES

       The Company reimburses certain of the Funds' expenses on a voluntary basis. The Company records this commitment on an accrual basis. The voluntary expense limitation may be terminated or revised at any time.

       REVENUE RECOGNITION

       Revenues for services rendered are recognized on an accrual basis when the services are performed. Such revenues from services rendered include management, underwriting, distribution, fund accounting, administrative services and transfer agent fees.

       INCOME TAXES

       Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets are also established for the future tax benefits of loss and credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


1.     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
       CONTINUED:

       EARNINGS PER SHARE

       Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and resulted in the issuance of common stock.

       DEFERRED SELLING COMMISSIONS

       In conjunction with the sale of Class A shares sold at net asset value and Class B and C shares, MIMI pays dealers a deferred selling commission. MIMI then amortizes these amounts over periods ranging from five to six years for commissions paid on Class A and B shares and one year for commissions paid on Class C shares.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make some estimates and assumptions that may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

       ADVERTISING

       The Company expenses the cost of advertising as incurred. The cost of marketing literature, whose primary purpose is to elicit sales, is capitalized and amortized over its estimated future period of economic benefit, ranging from two to twelve months.

       STOCK OPTIONS

       The Company has elected to disclose pro forma net income and earnings per share based on fair value accounting rules and not to apply those rules in the consolidated statement of operations. No amounts have been reflected in the consolidated statement of operations as a result of the grant of stock options as the exercise price of the stock options equals or exceeds the market value of the Company's stock on the date the options are granted. The Company records amounts received upon the exercise of options by crediting common stock and additional paid-in capital. To the extent that the Company realizes an income tax benefit from the exercise or early disposition of certain stock options, this benefit results in a decrease in the tax liability and an increase in additional paid-in capital.

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


1.     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
       CONTINUED:

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amounts of cash and cash equivalents, receivables, accounts payable, accrued expenses and the payables to Funds for purchases of Fund shares approximate fair value due to the short term maturities of these items. The carrying amount of the note payable approximates fair value because the interest rates on this instrument change with market interest rates.

       SEGMENT REPORTING

       The Company adopted Financial Accounting Standards Board ("FASB") Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" for the year ended March 31, 1999. The Company has considered its operations and has determined that it operates in a single operating segment for purposes of presenting financial information and evaluating performance. As such, the accompanying consolidated financial statements present financial information in a format that is consistent with the financial information used by management for internal use.

       NEW ACCOUNTING PRONOUNCEMENTS

       In April 1998, the AICPA issued Statement of Position 98-5 ("SOP No. 98-5"), Reporting on the Costs of Start-up Activities. SOP No. 98-5 requires that the costs of start-up activities be expensed as incurred. SOP No. 98-5 was adopted by the Company in fiscal year 1999 and did not have a material effect on the Company's operations or cash flows.

       In June 1998, the FASB issued FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company will be required to adopt the standard in fiscal year 2001. The implementation of this standard is not expected to have a material effect on the Company's operations or cash flows.

       RECLASSIFICATIONS

       Certain amounts in the 1997 and 1998 consolidated financial statements have been reclassified to conform with the 1999 presentation.

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

2.     PROPERTY AND EQUIPMENT:

       Property and equipment owned consist of the following:

                                         March 31,
                                --------------------------
                                    1999           1998

Furniture and equipment         $   980,926    $   821,348
Computer hardware                 1,553,419      1,211,277
Computer software                   543,828        373,950
Leasehold improvements              490,909        466,954
                                -----------    -----------

       Total cost                 3,569,082      2,873,529

Less accumulated depreciation    (2,262,386)    (1,713,313)
                                -----------    -----------

                                $ 1,306,696    $ 1,160,216
                                ===========    ===========




3.     INCOME TAXES:

       The provision for income taxes consists of the following:


                                 Year Ended March 31,
                         --------------------------------
                             1999          1998      1997
Current income taxes:
    Federal              $ 8,360,277    $       --   $ --
    State                  1,447,117       157,300     --
                         -----------    ----------   ----

                           9,807,394       157,300     --
                         -----------    ----------   ----

Deferred income taxes:
    Federal               (3,985,948)    5,115,340     --
    State                   (670,249)      691,416     --
                         -----------    ----------   ----

                          (4,656,197)    5,806,756     --
                         -----------    ----------   ----

                         $ 5,151,197    $5,964,056   $ --
                         ===========    ==========   ====


MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


3.     INCOME TAXES, CONTINUED:

       A reconciliation of the statutory federal income tax rate to the effective rate is as follows:


                                                Year Ended March 31,
                                         -----------------------------------
                                          1999          1998          1997

Statutory federal income tax rate          34.0%         34.0%         34.0%
State taxes, net of federal benefit         3.3           3.9           4.2
Goodwill                                    2.3           2.0           4.3
Change in valuation allowance                --          (1.9)        (43.2)
Other                                      (2.0)          0.5           0.7
                                         ------        ------        ------

                                           37.6%         38.5%            -%
                                         ======        ======        ======



       At March 31, 1999 and 1998, deferred income taxes consist of the following:


                                                      March 31, 1999                March 31, 1998
                                                      Deferred Taxes                Deferred Taxes
                                                 ----------------------------  ---------------------------
                                                  Assets      Liabilities        Assets        Liabilities
                                                 --------      ----------      ----------      ----------
Accrued payables not yet deducted for
    tax purposes                                 $ 78,000      $       --      $   83,696      $       --
Prepaid Class B and C share commissions                --         210,000              --       8,996,529
Net operating loss carryforwards                       --              --       4,010,823              --
Alternative minimum tax credit carryforward            --              --         159,322              --
Other                                             132,000           2,976         167,560          13,568
                                                 --------      ----------      ----------      ----------

                                                 $210,000      $  212,976      $4,421,401      $9,010,097
                                                 ========      ==========      ==========      ==========

Net deferred tax                                               $    2,976                      $4,588,696
                                                               ==========                      ==========



During the years ended March 31, 1998 and 1997, the Company reduced its valuation allowance for deferred tax assets by $300,000 and $3,147,000, respectively. The Company was able to eliminate the valuation allowance due to changes in the expected reversal of deferred tax amounts.

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


4. MANAGEMENT, UNDERWRITING, ADMINISTRATIVE SERVICES, FUND ACCOUNTING AND TRANSFER AGENT AGREEMENTS:

       The Company is the manager of the Funds and, as such, furnishes the Funds with accounting and various other services and office facilities in Boca Raton, Florida and Fort Lauderdale, Florida. In addition, the Advisers act as investment adviser for certain of the Funds. For these services and facilities, the Funds pay the Advisers monthly management fees at annual rates ranging from .40% to 1.00% of the Funds' average daily net assets. The Management Agreements may be terminated upon 60 days written notice by a vote of the majority of the outstanding voting securities of the Funds, by vote of a majority of the Fund's entire Board of Trustees, or by the Advisers.

       Sub-advisory fees from the Canadian Funds represent fees earned for certain management services rendered to mutual funds managed by MFC.

       IMDI is the principal underwriter and national distributor of the Funds' shares and, as such, purchases shares from the Funds at net asset value to fill orders received from investment dealers. IMDI is permitted to resell such shares at the public offering price, allowing for discounts to dealers, if any. The differences in the purchase price and the resale price constitutes underwriting fee income to IMDI.

       MIMI has entered into Administrative Services Agreements with the Funds wherein MIMI provides various services, including maintenance of registration or qualification of Fund shares under state "Blue Sky" laws, assisting in the preparation of U.S. Federal, state and local income tax returns and preparing financial and other information for prospectuses, statements of additional information, and periodic reports to shareholders. For these services, the Funds pay MIMI monthly fees at an annual rate of .10% of the Funds' average daily net assets. The Administrative Services Agreement may be terminated by MIMI upon 60 days written notice, or by the Funds upon 60 days written notice and authorization by the Fund's Board of Trustees.

       MIMI has entered into Fund Accounting Services Agreements with the Funds wherein MIMI provides certain accounting and pricing services for the Funds. As compensation for those services, each Fund pays MIMI a monthly fee plus certain out-of-pocket costs. The monthly fee is based upon the net assets of each Fund at the preceding month end at rates ranging from $1,000 to $6,500. The Fund Accounting Services Agreements may be terminated by MIMI upon 90 days written notice, or by the Funds upon 60 days written notice and authorization by the Fund's Board of Trustees.

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


4. MANAGEMENT, UNDERWRITING, ADMINISTRATIVE SERVICES, FUND ACCOUNTING AND TRANSFER AGENT AGREEMENTS, CONTINUED:

       IMSC provides services to the Funds under Transfer Agency and Shareholder Services Agreements. The agreements provide compensation on a per account basis plus reimbursement for out-of-pocket costs. The compensation range on a per account basis per year is $20 to $22. The Transfer Agency and Shareholder Services Agreements may be terminated by IMSC upon 90 days written notice, or by the Funds upon 60 days written notice and authorization by the Fund's Board of Trustees.



5.     DISTRIBUTION FEES:

       Pursuant to distribution plans adopted by certain of the Funds, IMDI receives distribution fees at annual rates ranging from .25% to 1.00% of certain of the Funds' average daily net assets attributable to the respective classes of shares, subject to the respective distribution plan, for the advertising and marketing of such Funds. The plans may be terminated at any time. If such termination occurs, the Funds will owe no payments to IMDI, other than any portion of the distribution fees accrued through the effective date of termination, but unpaid as of such date.



6.     ACCRUED EXPENSES AND OTHER LIABILITIES:

       Accrued expenses and other liabilities consist of the following:


                                                March 31,
                                       --------------------------
                                          1999            1998

Accrued compensation and benefits      $  867,313      $1,797,038
Due to Purchaser (Note 13)                701,178              --
Other                                     569,933         601,907
                                       ----------      ----------

                                       $2,138,424      $2,398,945
                                       ==========      ==========

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


7.     NOTE PAYABLE:

       The Company entered into a $10,000,000 revolving credit and term loan agreement (the "Agreement") in order to fund the payment of sales commissions paid to dealers for the sale of Class B and C shares of the Funds. The Agreement provides for interest only payments on advances outstanding until the revolving credit line converts to a term loan. The advances bear interest at a fluctuating rate based on either the prime rate or the lender's funding rate plus a margin of 1.50%. After June 30, 1999, the conversion date to a term loan, the Company may convert the advances to a term loan, which stipulates principal payments in 20 equal quarterly installments. The term loan bears interest at either the prime rate plus a margin of .25% or the lender's funding rate plus a margin of 1.75%. Pursuant to the terms of the Agreement and the continued sales of Class B and C shares, the conversion date may be extended. The Agreement requires the Company to comply with consolidated cash flows, consolidated fixed charges, consolidated net worth, consolidated net income and leverage requirements and permits the Company to pay dividends of up to 15% of its consolidated net income. As of March 31, 1998, the Company had $6,800,000 outstanding under the Agreement. As of March 31, 1999, the Company had no amounts outstanding under the Agreement.



8.     COMMITMENTS:

       Under operating leases with remaining non-cancelable terms in excess of one year at March 31, 1999, aggregate annual rental payments for office space and equipment are as follows:


      YEARS ENDING MARCH 31,

           2000                                                                  $  845,000
           2001                                                                     843,000
           2002                                                                     438,000
           2003                                                                      85,000
           2004                                                                      39,000
                                                                                 ----------

                                                                                 $2,250,000
                                                                                 ==========


       Rent expense for the years ended March 31, 1999, 1998 and 1997 was approximately $899,000, $762,000 and $595,000, respectively. In addition, the Company is responsible for payment of common area operating expenses in connection with its office leases. Total expenses pursuant to these clauses were approximately $136,000, $141,000 and $108,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



9.     STOCK OPTION PLANS:

       The Company has a stock option plan (the "Option Plan") which provides for the granting of non-incentive and incentive stock options. The maximum number of shares reserved for issue under the Option Plan is 3,051,800 common shares. Options are granted to key employees of the Company. The Option Plan is administered by the Human Resource and Corporate Governance Committee (the "Committee"), which reports its recommendations to the Board of Directors for specific option grants. Option vesting periods are subject to the discretion of the Committee and generally range from one to four years. The exercise price of the options shall not be less than the market price per common share on the Toronto Stock Exchange on the business day prior to the date of the grant.

       Non-incentive options granted under the Option Plan shall expire five years after the date of grant and incentive options shall expire not later than ten years after the date of grant. Information regarding the above options for fiscal years ended March 31, 1999, 1998 and 1997 is as follows:


                                                                          Year Ended
                                      --------------------------------------------------------------------------------
                                            March 31, 1999               March 31, 1998              March 31, 1997
                                      --------------------------   --------------------------  -----------------------
                                                     Weighted                     Weighted                   Weighted
                                                      Average                      Average                   Average
                                                     Exercise                     Exercise                   Exercise
                                        Shares         Price         Shares         Price        Shares        Price
                                      ----------       ------      ----------       ------      ---------      -----
Options outstanding, beginning
    of year                            1,119,500       $ 7.54       1,284,000       $ 1.36      1,284,000      $1.36
Options granted                          674,000         5.81         752,500        10.58             --       0.00
Options exercised                       (316,000)        1.31        (917,000)        1.39             --       0.00
Options expired                         (105,000)        8.61              --         0.00             --       0.00
                                       ---------                    ---------                   ---------
Options outstanding, end of year       1,372,500         8.04       1,119,500         7.54      1,284,000       1.36
                                       =========                    =========                   =========
Options exercisable, end of year         709,500        10.19         337,000         1.30      1,231,500       1.36
                                       =========                    =========                   =========


       Significant option groups outstanding as of March 31, 1999 and related price and life information follows:


                                           Options Outstanding                 Options Exercisable
                                 ---------------------------------------  ----------------------------
                                                              Weighted
                                                  Weighted     Average                      Weighted
                                                   Average    Remaining                     Average
                                                  Exercise    Contractual                   Exercise
Range of Exercise Prices          Outstanding       Price        Life       Exercisable       Price
--------------------------       --------------   ----------  ----------  --------------   -----------


$1.25-$4.91                            401,000      $ 3.98      $4.60         39,000        $ 1.28
$5.78-$9.62                            554,200        7.28       3.80        260,700          7.13
$10.92-$12.35                          288,800       12.31       3.50        281,300         12.35
$14.02-$18.63                          128,500       14.40       4.00        128,500         14.40
                                     ---------      ------      -----        -------        ------
                                     1,372,500        8.04       4.00        709,500         10.19
                                     =========      ======      =====        =======        ======

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


9.     STOCK OPTION PLANS, CONTINUED:

       The Company utilizes the "intrinsic value based method" of accounting for stock options issued to employees. Had compensation costs been determined based on the "fair value based method" at the grant date for stock options it would have resulted in pro forma net income of $6,882,066 and $7,999,752, basic earnings per share of $.36 and $.43, and diluted earnings per share of $.36 and $.41 for the years ended March 31, 1999 and 1998, respectively. Had compensation costs been determined based on the "fair value based method", the Company's net income and basic and diluted earnings per share for the year ended March 31, 1997 would have been unchanged, as options were determined to have exercisable prices in excess of fair value.

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                                                            March 31,
                                                                      ----------------------
                                                                        1999           1998
Dividend yield                                                             0%             0%
Expected volatility                                                       69%            66%
Risk free interest rates                                                5.50%          6.21%
Expected lives in years                                                     5              5


10.    CAPITAL TRANSACTIONS:

       On July 23, 1997, the Company's Board of Directors approved a two-for-one stock split of the Company's common shares. This stock split was effected by declaring a stock dividend of one additional common share for each common share of the Company issued and outstanding on the dividend record date of August 25, 1997. As a result, the Company transferred approximately $90,000 from additional paid-in capital to common stock. All historical share and per share amounts have been adjusted retroactively to reflect the two-for-one split.

       In December 1996, the Company completed a public offering of 1,000,000 shares of its common stock (the "Offering"), on the Toronto Stock Exchange, at a public offering price of $U.S. 6.25 ($Cdn. 8.50) per share. The public offering price disclosed is prior to the two-for-one stock split discussed in the preceding paragraph. The net proceeds from the Offering of approximately $5,300,000 were used to finance the Company's growth, which includes the funding of deferred selling commissions paid to brokers/dealers on the sale of Class B and Class C shares of the Funds.

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


10.    CAPITAL TRANSACTIONS, CONTINUED:

       In June 1998, the Company entered into a normal course issuer bid, which was approved by the Toronto Stock Exchange, to repurchase up to 5% of the outstanding shares of the Company's common stock. As of March 31, 1999, the Company has purchased 22,800 of its common shares at a total cost of $108,537. The shares were acquired at market price at the time of the acquisition and were immediately retired.



11.    EARNINGS PER SHARE:

       The following table reconciles the weighted average shares outstanding used to calculate basic and diluted earnings per share for the years ended March 31, 1999, 1998 and 1997:


                                                  1999            1998            1997
Weighted average number of common shares
outstanding used in basic calculation          19,137,480      18,644,026      16,597,826

Effect of dilutive stock options                  129,613         662,633         429,013
                                               ----------      ----------      ----------

Weighted average number of common and
common equivalent shares outstanding used
in the diluted calculation                     19,267,093      19,306,659      17,026,839
                                               ==========      ==========      ==========


12.    PLAN OF REORGANIZATION OF MUNICIPAL FUNDS:

       During the year ended March 31, 1998, the Company entered into a plan of reorganization providing for the transfer of all of the assets comprising the Mackenzie Series Trust, which it previously managed, to an unrelated third party. This transaction resulted in gross proceeds of $1,755,137 and a net gain of $1,048,519 after recording related expenses which was recorded as interest, dividends, and other in the consolidated statement of operations for the year ended March 31, 1998.



13.    SALE OF DEFERRED SELLING COMMISSIONS:

       On March 23, 1999, the Company sold the portion of the deferred selling commissions related to Class B shares to an unrelated third party ("Purchaser"). The sale resulted in the Company receiving cash proceeds of $21,115,000 and recording a net gain of approximately $41,000 after recording expenses incurred in connection with the transaction. The sale of the deferred selling commissions provides cash to the Company for general corporate purposes.

MACKENZIE INVESTMENT MANAGEMENT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


13.      SALE OF DEFERRED SELLING COMMISSIONS, CONTINUED:


         As a result of this sale, the Purchaser is entitled to receive 12b-1 Distribution fees of .75% on average daily assets of the mutual funds shares represented by the deferred selling commissions sold ("Eligible Shares"). In addition, the Purchaser will receive any contingent deferred sales charges upon redemption of the Eligible Shares.


14.      PROFIT SHARING PLAN:

         MIMI maintains a 401(k) profit sharing plan (the "401(k) Plan") in which all eligible, full-time employees may participate. From April 1, 1996 through March 31, 1998, MIMI was contributing to a trust amounts ranging from 50% to 75% of the first 6% of pay that each employee contributed to the 401(k) Plan. Effective April 1, 1998, MIMI's contribution increased to 100% of the first 6% of pay that each employee contributes. Participants are, at all times, fully vested in their contributions, and Company contributions become fully vested to the participants after six years of continued employment. Additionally, on an annual basis, the Board of Directors may vote to make an additional contribution to the 401(k) Plan. MIMI's total contributions for the years ended March 31, 1999, 1998 and 1997 were approximately $369,000, $183,000 and $103,000, respectively.


15.      CONCENTRATION OF RISK:

         As of March 31, 1999 and 1998, the Company had approximately $21,916,504 and $13,337,091, respectively, in cash and cash equivalents in excess of Federal deposit insurance limits. The Company's policy is to only have funds on deposit with reputable financial institutions.

         A significant percentage of the Company's assets under management are represented by one fund, Ivy International Fund. A decline in the performance of the Ivy International Fund or the securities markets in general could have an adverse affect on the Company's revenues.


16.      DIFFERENCES FROM CANADIAN ACCOUNTING PRINCIPLES:

         The Company has reviewed its consolidated financial statements for the periods presented for compliance with accounting principles generally accepted in Canada and has determined that there are no material differences between the amounts reported in these consolidated financial statements and the amounts which would be reported in accordance with accounting principles generally accepted in Canada.

                      MACKENZIE INVESTMENT MANAGEMENT INC.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (U.S. Dollars)


                                     ASSETS

                                                                          UNAUDITED
                                                                           June 30,         March 31,
                                                                             1999            1999
                                                                         -----------      ------------
ASSETS:
  Cash and cash equivalents                                              $39,517,641      $51,032,223
  Receivables:
    Funds for fees and expense advances                                    5,439,871        5,372,633
    Other                                                                    942,599          854,343
  Property and equipment, net of accumulated
    depreciation of $2,426,273 as of June 1999 and $2,262,386 as of
    March 1999                                                             1,338,798        1,306,696
  Management contracts, net of accumulated
    amortization of $7,102,141 as of June 1999 and $6,831,667 as of
    March 1999                                                             5,372,810        5,643,284
  Deferred selling commissions                                             2,226,610        1,761,002
  Other assets                                                             4,800,335        2,199,076
                                                                         -----------      -----------
     TOTAL ASSETS                                                        $59,638,664      $68,169,257
                                                                         ===========      ===========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Payable to the Funds for purchases of Funds' shares and
    expense reimbursements                                               $   170,824      $   158,365
  Sub-advisory fees payable                                                3,486,325        3,447,159
  Accounts payable, accrued expenses and other liabilities                 3,117,696        3,015,002
  Income taxes payable                                                       610,592        9,241,917
  Deferred tax liability                                                     347,976            2,976
                                                                         -----------      -----------
     TOTAL LIABILITIES                                                     7,733,413       15,865,419
                                                                         -----------      -----------


STOCKHOLDERS' EQUITY:
  Capital stock, $.01 par value, 100,000,000 shares authorized;
    18,832,200 and 19,210,200 shares issued and outstanding as of
    June 30, 1999 and March 31, 1999, respectively                           188,322          192,102
  Additional paid-in capital                                              38,813,880       40,403,488
  Retained earnings                                                       12,903,049       11,708,248
                                                                         -----------      -----------
     TOTAL STOCKHOLDERS' EQUITY                                           51,905,251       52,303,838
                                                                         -----------      -----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $59,638,664      $68,169,257
                                                                         ===========      ===========



             The accompanying notes are an integral part of these
                 condensed consolidated financial statements.

                      MACKENZIE INVESTMENT MANAGEMENT INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       AND RETAINED EARNINGS (UNAUDITED)
                                 (U.S. Dollars)


                                                               FOR THE
                                                           THREE MONTHS ENDED
                                                               JUNE 30,
                                                        1999              1998
                                                    -----------      -----------
REVENUES:
  Management fees                                   $ 8,057,538      $ 9,339,513
  Sub-advisory fees from Canadian Funds               1,807,393        1,540,567
  12b-1 Service and Distribution fees                 2,136,159        4,192,357
  Transfer agent fees                                   722,915          749,541
  Administrative services fees                          801,248          948,340
  Fund accounting fees                                  177,746          178,740
  Underwriting fees                                      35,606           55,334
  Redemption fees                                        50,320          633,377
  Interest, dividends and other                       1,083,811          227,921
                                                    -----------      -----------
                                                     14,872,736       17,865,690
                                                    -----------      -----------

EXPENSES:
  Sales literature, advertising and promotion         1,249,629          746,870
  12b-1 Service fees                                  2,163,132        2,458,186
  Employee compensation and benefits                  2,981,062        2,825,584
  Sub-advisory fees                                   3,484,368        4,087,460
  Amortization of management contracts                  270,474          270,474
  Amortization of deferred selling commissions          223,057        1,698,033
  Depreciation                                          163,888          118,678
  General and administrative                          1,464,245        1,068,951
  Interest                                                   --          123,442
  Occupancy and rental expense                          263,942          232,783
  Reimbursement to Funds for expenses                   450,672          382,188
                                                    -----------      -----------
                                                     12,714,469       14,012,649
                                                    -----------      -----------
Income before income taxes                            2,158,267        3,853,041
  Provision for income taxes                            963,466        1,552,539
                                                    -----------      -----------
NET INCOME                                            1,194,801        2,300,502
RETAINED EARNINGS, BEGINNING OF PERIOD               11,708,248        3,159,592
                                                    -----------      -----------
RETAINED EARNINGS, END OF PERIOD                    $12,903,049      $ 5,460,094
                                                    ===========      ===========
BASIC EARNINGS PER SHARE                            $      0.06      $      0.12
                                                    ===========      ===========
  WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTAINDING USED IN BASIC CALCULATION             18,981,738       18,917,253
                                                    ===========      ===========
DILUTED EARNINGS PER SHARE                          $      0.06      $      0.12
                                                    ===========      ===========
  WEIGHTED AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES OUTSTAINDING
  USED IN DILUTED CALCULATION                        19,023,867       19,314,879
                                                    ===========      ===========



             The accompanying notes are an integral part of these
                 condensed consolidated financial statements.

                      MACKENZIE INVESTMENT MANAGEMENT INC.
           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                 (U.S. Dollars)


                                                                                FOR THE
                                                                           THREE MONTHS ENDED
                                                                                JUNE 30,
                                                                        1999                1998
                                                                    ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $  1,194,801       $  2,300,502
  Adjustments to reconcile net income to net cash (used in)
   provided by operating activities:
    Depreciation                                                         163,888            118,678
    Amortization of management contracts                                 270,474            270,474
    Amortization of deferred selling commissions                         223,057          1,698,033
    Provision for deferred income taxes                                  345,000          1,457,539
    Payment of deferred selling commissions                             (688,665)        (1,642,081)
    Change in assets and liabilities:
      Receivables                                                       (155,495)        (1,275,002)
      Other assets                                                    (2,601,259)          (277,838)
      Payable to Funds for purchases of Funds' shares and
        expense reimbursements                                            12,459             76,128
      Sub-advisory fees payable                                           39,166            327,612
      Accounts payable, accrued expenses and other liabilities           102,694           (606,815)
      Income taxes payable                                            (8,631,325)                --
                                                                    ------------       ------------
Net cash (used in) provided by operating activities                   (9,725,205)         2,447,230
                                                                    ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                   (195,989)          (231,888)
                                                                    ------------       ------------

Net cash used in investing activities                                   (195,989)          (231,888)
                                                                    ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase and retirement of common stock                             (1,593,388)                --
  Proceeds from the exercise of stock options                                 --              1,400
                                                                    ------------       ------------

Net cash (used in) provided by financing activities                   (1,593,388)             1,400
                                                                    ------------       ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                 (11,514,582)         2,216,742

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        51,032,223         20,959,781
                                                                    ------------       ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                            $ 39,517,641       $ 23,176,523
                                                                    ============       ============



             The accompanying notes are an integral part of these
                 condensed consolidated financial statements.

                      MACKENZIE INVESTMENT MANAGEMENT INC.
              Notes to Condensed Consolidated Financial Statements
                                 June 30, 1999
                                  (Unaudited)


1.       Basis of Presentation

         The unaudited interim financial statements of Mackenzie Investment Management Inc. and its consolidated subsidiaries (the "Company") included herein do not include all footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. In the opinion of management, these financial statements include all appropriate adjustments, consisting of normal recurring adjustments, necessary to a fair presentation of the results of operations for the periods shown. Certain prior year amounts have been reclassified to conform to current year presentation. The results of operations for the three months ended June 30, 1999, are not necessarily indicative of the results of operations to be expected for the year ended March 31, 2000. These interim financial statements should be read in conjunction with the Company's audited financial statements for the fiscal year ended March 31, 1999.

2.       Normal Course Issuer Bid

         In June 1998, the Company entered into a normal course issuer bid, which was approved by the Toronto Stock Exchange ("TSE"), to purchase up to 945,000 of its common shares. The bid commenced on June 10, 1998 and terminated on June 9, 1999. During this bid period, the Company purchased 400,800 of its common shares at a total cost of $1,701,923. These shares were acquired at market price at the time of acquisition.

         The Company has filed another notice with the TSE to commence a normal course issuer bid to purchase, through the facilities of the TSE, up to an additional 941,610 common shares of its stock, representing 5% of the issued and outstanding common shares at the date of the notice. The bid was approved by the TSE effective on July 16, 1999 and will terminate on the earlier of the date on which the maximum number of common shares have been purchased, the date the Company provides notice of termination, or July 15, 2000. The Company believes that its common shares are undervalued at current market prices based on its current earnings and that the repurchase of common shares is an appropriate use of corporate funds and will benefit shareholders.


3.       Subsequent Event

         On September 29, 1999, the Company acquired the assets of Hudson Capital Appreciation Fund (the "Hudson Fund"). The assets of the Hudson Fund, which were approximately $20,056,000, were merged into the Ivy U.S. Emerging Growth Fund. The purchase price consists of three payments: 3.25% of the Hudson Fund's net assets at the time of closing, or approximately $652,000, and two additional payments each of 0.375% of the net assets represented by the acquisition at six months and twelve months after closing.

EXHIBITS          DESCRIPTION


3.1.1    Certificate of Incorporation - Mackenzie Investment Management Inc.*
3.1.2    Articles of Organization - Ivy Management Inc.*
3.1.3    Articles of Incorporation - Ivy Mackenzie Distributors Inc.*
3.1.4    Articles of Incorporation - Ivy Mackenzie Services Corp.*
3.2.1    By - Laws - Mackenzie Investment Management Inc.*
3.2.2    By - Laws - Ivy Management Inc.*
3.2.3    By - Laws - Ivy Mackenzie Distributors Inc.*
3.2.4    By - Laws - Ivy Mackenzie Services Corp.*
4.1      Stock Certificate - Mackenzie Investment Management Inc.*
10.1 Revolving Credit and Term Loan Agreement dated February 11, 1994 between Mackenzie Investment Management Inc. and The First National Bank of Boston, as amended*
10.2 Mackenzie Program Master Agreement Dated as of March 16, 1999 among Mackenzie Investment Management Inc, as Parent, Ivy Management, Inc. and Mackenzie Investment Management, Inc as Advisor, Ivy Mackenzie Distributors Inc as Distributor, Ivy Mackenzie Services Corp., as Program Service Agent, Putnam Lovell Finance L.P. as Purchaser,
         Putnam, Lovell, De Guardiola & Thornton Inc. as Program Administrator and Bankers Trust Company, not in its individual capacity but solely as Collection Agent, except as otherwise expressly provided.*
10.3 Lease Agreement between Via Mizner Associates(Landlord) and Mackenzie Investment Management Inc. (Tenant)*
10.4 Sublease Agreement between Buenos Aires embotelladora S.A. as Lessor and Mackenzie Investment Management, Inc. as Lessee.*
10.5 First Amendment to Sublease Between Buenos Aires Embotelladora S.A.(Lessor) and Mackenzie Investment Management, Inc., (Lessee)*
10.6     Lease Agreement Between Via Mizner Associates and Ivy Management, Inc.*
10.7 First Amendment to Lease Agreement Between Via Mizner Associates and Ivy Management, Inc.*
10.8     Mackenzie Investment Management, Inc. 1994 Stock Option Plan*
10.9     Mackenzie Investment Management Inc. Profit Sharing Plan, as amended*
10.10    Master Administrative Services Agreement - Ivy Fund*
10.11    Master Business Management and Investment Advisory Agreement - Ivy
         Fund*
10.12    Master Fund Accounting Services Agreement - Ivy Fund*
10.13 Master Business Management and Investment Advisory Agreement - Mackenzie Solutions*
10.14    Master Fund Accounting Services Agreement - Mackenzie Solutions*
10.15 Subadvisory Agreement dated July 1, 1999, between Ivy Management Inc and Garmaise Investment Technologies (US) Inc.*
21.1     Subsidiaries*
24.1     Power of Attorney*
27.2     Financial Data Schedule*

* previously filed

                                  SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



Name                                        Capacity                                    Date
----                                        --------                                    ----

 /s/ KEITH J. CARLSON
----------------------
Keith J. Carlson                    President and Chief Executive Officer       October 29, 1999


 /s/ C. WILLIAM FERRIS
----------------------
C. William Ferris                   Senior Vice President, Chief Financial      October 29, 1999
                                    Officer and Secretary/Treasurer


          *
----------------------
Neil Lovatt                         Chairman and Director                       October 29, 1999


          *
----------------------
James W. Broadfoot III              Senior Vice President and Director          October 29, 1999


          *
----------------------
Alan J. Dilworth                    Director                                    October 29, 1999


          *
----------------------
Allan S. Mostoff, Esq.              Director                                    October 29, 1999


          *
----------------------
James L. Hunter                     Director                                    October 29, 1999


          *
----------------------
Alasdair J. McKichan                Director                                    October 29, 1999


          *
----------------------
Michael R. Peers                    Director                                    October 29, 1999


          *
----------------------
Dolph W. von Arx                    Director                                    October 29, 1999



*     Executed pursuant to the Power of Attorney filed herewith as Exhibit
      24.1.